AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ____________
                                                REGISTRATION  NO.  333-67892


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                  FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              _____________________

                                 HELPCITY, INC.
                 (Name of small business issuer in its charter)
                              _____________________

           NEVADA                        514100                    95-4818246
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


                             _____________________

                              237 W. Bonita Avenue
                                     Suite E
                           San Dimas, California 91773
                                 (909) 394-2362
             (Address and telephone number of Registrant's principal
               executive offices and principal place of business)
                              _____________________

                                   David Wong
                              237 W. Bonita Avenue
                                     Suite E
                           San Dimas, California 91773
                                 (909) 394-2362
            (Name, address and telephone number of agent for service)
                              _____________________

                                   COPIES TO:

                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                             Newport Beach, CA 92660
                              ____________________

                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                              ____________________

                         CALCULATION OF REGISTRATION FEE


                                     AMOUNT       PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES    BEING         OFFERING PRICE         AGGREGATE       REGISTRATION
        TO BE REGISTERED            REGISTERED     PER SHARE            OFFERING PRICE         FEE
<BTB>

Common Stock Offered for Sale (1)   3,847,284      $0.10 - $0.33 (2)     $1,017,100        $    254.28
Common Stock Offered for Sale (3)   4,000,000       $1.00                $4,000,000        $  1,000.00
          Total Registration Fee                                                           $  1,254.28

(1) These shares of common stock are subject to this registrant's rescission offer contained in this registration statement.
(2) The offering price for each share is the price actually paid by the Shareholder in the past. The registrant's Shareholders receiving the Rescission offer paid various amounts per share, ranging from $0.10 to $0.33 per share.
(3) These shares are being offered for sale by the registrant under this registration statement, both to finance the rescission offer and for general corporate purposes.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 HELPCITY, INC.

                                Cross-Reference  Sheet

 FORM SB-2 ITEM NUMBER AND HEADING             CAPTION OR LOCATION IN PROSPECTUS
---------------------------------              ---------------------------------

1. Front  of  the  Registration  Statement
   and  Outside  Front  Cover  of
   Prospectus  . . . . . . . . . . . . . .     Outside  Front  Cover  Page

2. Inside  Front  and  Outside  Back  Cover
   Pages  of  Prospectus . . . . . . . . .     Inside  Front  and  Outside Back
                                               Cover Pages
3. Summary Information and Risk Factors. .     Prospectus Summary; Risk Factors

4. Use of Proceeds . . . . . . . . . . . .     Use  of  Proceeds

5. Determination of Offering  Price . . .      Not Applicable
6. Dilution . . . . . . . . . . . . . . .      Dilution

7. Selling Security Holders . . . . . . .      Not Applicable

8. Plan of Distribution . . . . . . . . .      Plan  of  Distribution

9. Legal  Proceedings . . . . . . . . . .      Not Applicable

10. Directors, Executive Officers,
    Promoters and Control Persons . . . .      Management - Directors and
                                               Executive Officers

11. Security Ownership of Certain
    Beneficial Owners and Management . .       Principal  Stockholders

12. Description of Securities . . . . .        Description  of  Securities

13. Interest of Named Experts and
    Counsel . . . . . . . . . . . . . .        Legal  Matters;  Experts

14. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities . . . . . . . . . .        Management- Indemnification of
                                               Directors and Officers

15. Organization Within Last Five Years.       Certain Transactions

16. Description of Business . . . . . .        Business

17. Management's  Discussion and Analysis
    or Plan of Operation . . . . . . . .       Management's Discussion
                                               and  Analysis of Financial
                                               Condition and Results of
                                               Operations

18. Description of Property . . . . . .        Business - Facilities

19. Certain Relationships and Related
    Transactions . . . . . . . . . . .         Certain  Transactions

20. Market for Common Equity and
    Related Stockholder  Matters . . .         Outside Front Cover Page;
                                               Dividend Policy; Description
                                               of Securities; Price Range of
                                               Securities

21. Executive Compensation . . . . . .         Executive  Compensation

22. Financial  Statements . . . . . .          Financial  Statements

23. Changes in and Disagreements  with
    Accountants  on  Accounting  and
    Financial  Disclosure . . . . . .          Not  applicable

PROSPECTUS
----------

               Securities Subject to Rescission Offer to Purchase:
                    3,847,284 shares of Common Stock for Cash

                          New Securities Being Offered:
               4,000,000 shares of Common Stock at $1.00 per share

                                 HELPCITY, INC.

     Until December 12, 2001 we offer cash to buy back your common stock (and the stock held by the other 97 investors) at the price you originally paid plus interest. As a result of the Company's 2-for-1 and 3-for-1 stock splits in July 1999 and March 2000, respectively, the price depends on when you bought stock, but generally the price is $0.10 to $0.33 per share. Our letter to you which came with this prospectus identifies how many shares you bought and the price you paid.

     In addition, we are concurrently conducting our initial public offering on a best efforts basis, with no minimum number of shares required to be sold. We are registering 4,000,000 shares of common stock for sale by HelpCity, Inc. to new investors at a price of $1.00 per share. The price per share was arbitrarily determined and there is no public market for the shares. The shares will be sold through our executive officers and directors, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on our behalf in connection with such activities.

INVESTING IN THE COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE RISK FACTORS BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS IS OCTOBER 12, 2001

                               PROSPECTUS SUMMARY

                                 HELPCITY, INC.

     We specialize in organizing and providing in-depth useful local information to cities and communities by using an online and offline community approach that unites the virtual world (the Internet) with the real world (through print, participation in local events, and community partnerships). We have also researched and developed a publication we call the Helper/Directorzine that is a printed online and offline guide that combines the attributes of a telephone directory and a magazine for local communities. We partner with cities, chambers of commerce and other community organizations. In addition, we provide our content in multiple languages (English, Spanish and Chinese). We also specialize in promotions and advertising for our local businesses using our HelpCity Shop Locally Community program, where members are promoted online and offline. Our company web site is www.helpcity.com.

     Our offices are located at 237 W. Bonita Avenue, Suite E, San Dimas, CA 91773. Our telephone number is (909) 394-2362. You can learn more about us through our web site at www.helpcity.com.

                                  THE OFFERING

SUMMARY  OF  RESCISSION  OFFER:

Record  and  Expiration  Dates:     All  original purchasers of the common stock
                                    subject to the rescission are eligible to participate whether or not they hold shares on a record date. The offer expires on December 12, 2001.

Offer: We are offering to buy back all of your common stock for cash equal to what you originally invested plus interest under your state's law (calculated from the first day of the month when you invested, through the date when we receive your acceptance of our offer). If you have sold your stock, we will pay you the difference between what you invested and the amount you received for your stock, plus interest under your state's law. You will have to tell us if you have sold your stock, and what you received for it. We will attempt to confirm your information, and may ask for confirmation of what you tell us.

                                    You  are not  required  to accept our offer.
                                    You may keep your stock, but we will not offer to buy your stock again. If you accept our offer, your decision is final and cannot be changed.

                                    Your  decision must cover all of your
                                    Rescission Shares; you cannot get a refund for some and keep the rest. If you ask for a refund of your investment, your decision will be irrevocable and cannot be withdrawn. If you no longer own Rescission Shares, you have the right to be paid the difference between what you originally invested and what you received when you sold or disposed of your shares, plus interest on the amount of your original total investment. You have the right to keep your Rescission Shares and not be paid anything for your Rescission Shares. If you decide to keep your Rescission Shares, your decision will be irrevocable. Depending on how long you have held your shares, your shares will continue to be "restricted securities" under the 1933 Act and SEC rule 144.

Conditions:                         If  you accept our offer,  we  must  receive
                                    your letter of transmittal and your stock certificate (if you still own any stock) before the Expiration Date. If we do not receive these documents from you, we will assume you want to keep your stock.

                                    If you want to keep your stock, please so indicate in your letter of transmittal and send it to us.

Delivery  of  Documents
Rescission Offer Agent:             If  you  accept  our  offer, your  letter of
                                    transmittal and your stock certificate (if you still own stock) must be returned to our transfer agent, Transfer Online, Inc., 227
                                    Pine Street, Suite 300, Portland, Oregon,
                                    97204. Transfer Online will tell us how much stock is being returned and we will pay the cash directly.

NEW  SECURITIES  OFFERED:

Shares Offered by HelpCity, Inc.    We  are also registering to sell to new
                                    investors up to 4,000,000 shares of common stock. We will sell these shares to new investors at $1.00 per share.

Use of Proceeds:                    The proceeds of the New Securities Offered
                                    will be utilized for the Rescission Offer, public offering expenses, marketing and sales, hiring and start up salaries, equipment purchases, and for general working capital purposes. See "Use of Proceeds."

                             SUMMARY FINANCIAL DATA

     The following table sets forth some of the information which appears in our financial statements as of December 31, 2000 and for the two years then ended, and our interim financial statements for the six months ended June 30, 2001. This financial data does not provide all of the financial information contained in our financial statements and related notes contained elsewhere in this prospectus. Therefore, this financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus and our financial statements and related notes included elsewhere in this prospectus.


STATEMENT  OF  OPERATIONS

                                              Year Ended December 31,     Six Months Ended June 30,
                                                 1999           2000             2001
                                                                             (unaudited)
Total Revenue . . . . . . . . . . . . . .  $      49,547    $    128,910      $    91,123
Total Operating Expenses. . . . . . . . .  $     384,634    $  1,266,696      $   996,581
Operating Income (Loss) . . . . . . . . .  $   (335,087)    $ (1,137,786)     $  (905,458)
Net Income (Loss) . . . . . . . . . . . .  $   (337,287)    $ (1,124,628)     $  (883,069)
Loss Per Share. . . . . . . . . . . . . .  $      (0.03)    $      (0.07)     $     (0.04)


BALANCE SHEET DATA
                                                   At December 31,             At June 30,
                                                        2000                       2001
                                                                               (unaudited)

Assets. . . . . . . . . . . . . . . . . .  $    1,758,491                 $        846,586
Liabilities . . . . . . . . . . . . . . .  $      205,446                 $        185,616
Common Stock Subject To Rescission Offer.  $    1,017,100                 $      1,017,100
Accumulated Deficit . . . . . . . . . . .  $  (1,750,115)                 $    (2,633,184)
Shareholders Equity (Deficit) . . . . . .  $      535,945                 $      (356,130)

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. In deciding whether you should keep your Rescission Shares, accept our offer for a cash refund plus interest, or purchase new shares, you should consider carefully the following information, together with the other information contained in this prospectus. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock, if established, could decline, and you could lose all or part of your investment in our common stock.

     WE MAY BE LIABLE FOR PRIOR VIOLATIONS OF FEDERAL AND STATE SECURITIES LAWS BY OUR PREDECESSOR, HELPCITY.COM, LLC. Holders of Rescission Shares who do not accept the rescission offer, either because they affirmatively reject it or because they fail to respond to it, may still attempt to assert claims against us relating to non-compliance with the securities laws. We cannot predict with certainty that those claims will be barred by the rescission offer because the legal effect of the rescission offer is uncertain. To the extent those claims are brought and result in judgments for damages, our business, financial condition and results of operations could all be harmed. Even if we are successful in defending those claims under applicable securities laws, their mere assertion could result in costly litigation and significant diversions of effort by management. At this point, we cannot quantify the dollar amount of the Rescission Shares held by persons who will accept or reject the rescission offer. Therefore, we cannot quantify the potential continuing liability until completion of the rescission offer.

     BECAUSE WE DO NOT HAVE SUFFICIENT LIQUID ASSETS TO FUND THE RESCISSION OFFER IF IT IS ACCEPTED BY ALL HOLDERS OF RESCISSION SHARES, WE MAY BE REQUIRED TO INCUR ADDITIONAL DEBT OR SELL ASSETS TO FUND THE RESCISSION OFFER. If all holders of the Rescission Shares accept the rescission offer and do not purchase any new shares, we will have to borrow funds or liquidate assets to pay off those holders. We have approximately $576,600 in current assets at June 30, 2001, some of which could be used to fund the rescission offer without affecting our operations or financial condition. Also, we are offering to sell up to $4,000,000 in new shares, both to fund the rescission offer and for general business purposes. However, if not enough new shares are sold to meet the minimum amount to repay all the holders of Rescission Shares who accept the rescission offer, we would have to liquidate various assets. If it becomes necessary to liquidate our assets, we would have to reduce the size and scope of our operations which may cause us to lose our customers and could adversely and materially affect our operations and financial condition.

     YOU MAY BE UNABLE TO EFFECTIVELY EVALUATE OUR BUSINESS FOR INVESTMENT PURPOSES BECAUSE OUR BUSINESS HAS EXISTED FOR ONLY A SHORT PERIOD OF TIME. We were originally organized as a general partnership in December 1998, converted into a California limited liability company in January 1999, and then reorganized with a Nevada corporation in December 2000. Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. Our primary activities to date have been the development of our web site, establishing partnerships with cities, chambers of commerce and community organizations, as well as researching the development of a printed local online and offline community publication.
Our success is dependent upon the successful implementation and marketing of our Internet web site and printed Helper/Directorzine publication. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products. These include, but are not limited to, lack of consumer acceptance, competition, product development, and inadequate sales and marketing. Our failure to meet any of these conditions could harm our Company and may force us to reduce or curtail operations.

     IF OUR ONLINE SERVER BECAME UNAVAILABLE, WE COULD LOSE CUSTOMERS AND USERS. Although we currently operate our web site on a 24 hour / 7 day basis, there can be no assurances that our web site will continue to operate on a continual 24 hour / 7 day basis. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce user and customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation. As the number of individual users increases, we will need to expand and upgrade the technology underlying our online directory and other services. We may be unable to accurately predict changes in the volume of traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions. Our computer and communications equipment are located in San Dimas, California and at our Internet service provider, GUS Networks, Inc., in Baldwin Park, California. This equipment is vulnerable to interruption or damage from fire, flood, power loss, telecommunications failure and earthquake. Some of the components of our computer and communication systems do not have immediate automatic backup equipment. The failure of any of these components could result in down time for our server and could seriously harm our business. Our computer and communications systems are also vulnerable to computer viruses, physical or electronic break-in and other disruptions. These problems could lead to interruptions, delays, loss of data or the ineffective operation of our server. Any of these outcomes could seriously harm our business.

     OUR BUSINESS COULD BE ADVERSELY AFFECTED BY COMPETITION FOR ONLINE AND OFFLINE LOCAL DIRECTORIES AND GUIDES. The market for Internet information sites and telephone directory publishers is marked by numerous small, as well as large, competitors. Additionally, we compete against companies such as AOL-Digital Cities, Yahoo, Pac Bell, Clarke, Verizon, and InfoSpace, in an industry segment in which numerous competitors exist that have substantially greater resources than we do. There are several companies that have a meaningful presence on the Internet to provide such products and services. To our knowledge, however, no other competitor is focusing solely on creating in-depth online and offline information tying together online web and offline print (Helper/Directorzine) based on local cities and communities in multiple languages (English, Spanish, and Chinese). The level of competition is likely to increase as current competitors increase the sophistication and scope of their web sites and as new participants enter the marketplace. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share.

     MANAGEMENT MAY BE ABLE TO CONTROL THE COMPANY BASED ON MANAGEMENT'S CONTROL OWNERSHIP OF THE COMPANY'S SHARES. Management and company insiders beneficially own over 80% of the Company's outstanding common stock. Consequently, management will effectively be able to control the Company and the results of matters submitted to a vote of the shareholders, including preventing a change in control of the Company.

     NO PUBLIC TRADING MARKET FOR THE COMPANY'S STOCK. There does not currently exist a trading market for our common stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover, due to the relatively low price of our securities, many brokerage firms may not effect transactions in the Company's common stock if a market is established. Rules enacted by the SEC increase the likelihood that most brokerage firms will not participate in a potential future market for our stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer's financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

     THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990; RISKS OF LOW-PRICED STOCKS. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

                              THE RESCISSION OFFER

     BACKGROUND OF THE RESCISSION OFFER AND THE 1933 ACT; ESTIMATED AMOUNT OF THE RESCISSION. From January 1999 through March 2000, our predecessor, Helpcity.com, LLC, sold stock to investors for $1,017,100 in cash for 3,847,284 shares of common stock. In addition, we are offering to sell up to an aggregate of $4,000,000 of new shares of common stock under this prospectus. The disclosure in this prospectus is intended to provide holders of the Rescission Shares and prospective holders of the new shares of common stock with the protections and information required by the Securities Act, and the rules and regulations issued under the Securities Act, in connection with the investment decisions to be made.

     You should be aware that if you reject the rescission offer and retain your Rescission Shares, you will be required to hold them in accordance with their terms. We intend to repay all of the Rescission Shares shortly after the rescission offer is completed, as funds become available.

     Under federal and applicable state securities laws, our predecessor's failure to register the Rescission Shares according to the registration requirements of the Securities Act and state registration requirements may expose our Company to potential liability. Specifically, certain holders of the Rescission Shares issued by our predecessor may have the right to recover the price paid for their Rescission Shares, plus interest, reduced by any income received on or from the Rescission Shares. However, a holder claiming a right to rescission based on our failure to comply fully with federal and state registration requirements would have the right to demand immediate repayment of the purchase price of his or her securities, plus any accrued but unpaid interest.

     This rescission offer is not an admission by the Company that we did not comply with the registration or disclosure requirements of applicable federal and state securities laws.

     The table below summarizes some of the information regarding the original investments in the Rescission Shares and shows how we calculated the number of Rescission Shares involved in this Rescission Offering:


DATE OF                                                             PRICE PER    TOTAL
INVESTMENT             NUMBER OF SHARES PURCHASED                   SHARE        INVESTMENT
            Originally   After 7/11/99 Split  After 3/15/00 Split
---------------------------------------------------------------------------------------------
1/21/99 to                                                          $0.163 to
3/29/99       189,225         378,450          1,135,350            $0.167       $    188,000

6/8/99 to                                                           $0.104 to
7/10/99        68,800         137,600            412,800            $0.208       $     79,000

7/12/99 to                                                          $0.287 to
3/14/00       766,378         766,378          2,299,134            $0.333       $    750,100
---------------------------------------------------------------------------------------------
TOTALS      1,024,403                          3,847,284                         $  1,017,100
---------------------------------------------------------------------------------------------

     SECURITIES ACT OF 1933. In general, section five of the 1933 Act requires all offers and sales of securities in interstate commerce in the United States to be registered with the SEC. The offer and sale of securities is presumed to be a "public offering" which must be registered under section five. If an offer and sale is not registered, it must be either exempt or illegal. Among the exemptions from section five registration are the "private placement" transaction exemptions provided by section 3(b) and SEC rule 505, section 4(2) and SEC rule 506, and section 4(6), all such sections being within the 1933 Act. Under certain limited circumstances, an offering may not be a public offering and may be exempt under section 4(2) without having to be exempt under SEC rule
506. Another exemption from section 5 registration with the SEC is the SEC's rule 504 exemption under section 3(b). Rule 504 is not a private placement exemption but rather an annual exemption from SEC registration for up to $1 million in securities sold (less the amount of other securities sold in the prior 12 months using rule 504 or in violation of section 5). The issuer always has the burden of proof that it complied with the conditions to the availability of an exemption for each of its claimed exempt offerings. If the transactions are not registered, and the issuer cannot sustain the burden of showing how it complied with the conditions to one of the 1933 Act exemptions, the offer and sale of such securities would be illegal under the 1933 Act.

     The principal remedy under the 1933 Act for violations of section 5 is to permit investors in an offering to sue for a refund of what was paid for the securities, plus interest. This remedy is only available within one year of the later of the investment transaction or the date of delivery of certificates for the securities. None of the investors who bought the Rescission Shares have told us they intend to sue us to get their money back, under either federal or state laws.

     Based on the foregoing facts and legal considerations, we believe our predecessor may have sold the Rescission Shares in violation of SEC registration requirements under the 1933 Act. Therefore, we believe we may have an aggregate liability of up to $1,017,000 (the original investment excluding interest).
This amount will change as interest accrues at the following state law rates, Arizona 9%, California 7%, Hawaii 10%, Oregon 10%, Texas 6%, and Washington 8% depending on the state of residence of each shareholder and the number of shareholders in each state who may accept the rescission offer. On our financial statements, we have recorded $1,017,100 (the original invested amount) as a separate line item above shareholders' equity. Because we believe the probability of the rescission of shares is unlikely, no potential interest on the rescission has been accrued.

     The following table represents the number of shares subject to the rescission, the dates sold, the number of purchasers, the aggregate purchase price, the statutory interest rate and the estimated accrued interest as of June 30, 2001:


DATE OF INVESTMENT  NUMBER OF     AGGREGATE      NUMBER OF    INTEREST    ESTIMATED
                    PURCHASERS  PURCHASE PRICE    SHARES      ACCRUED   ACCRUED INTEREST
                                               (POST-SPLITS)   RATE   INTEREST AT JUNE 30, 2001
-----------------------------------------------------------------------------------------------
                                    ARIZONA
03/2000 . . . . . .     2        $   15,000      45,000        9%       $    1,800
                                 ----------   ---------                 ----------
              SUBTOTAL. . . . .  $   15,000      45,000                 $    1,800

                                  CALIFORNIA

01/1999 . . . . . .     8        $   55,500     333,000        7%       $    9,713
02/1999 . . . . . .     6        $   35,000     210,000        7%       $    5,921
03/1999 . . . . . .    11        $   97,500     592,350        7%       $   15,925
06/1999 . . . . . .     5        $   52,500     252,000        7%       $    7,656
07/1 to 07/11/1999.     4        $   26,500     160,800        7%       $    3,633
07/12 to 07/31/1999     2        $   20,000      60,000        7%       $    2,683
09/1999 . . . . . .     7        $   22,000      66,000        7%       $    2,823
10/1999 . . . . . .     4        $   25,000      75,000        7%       $    3,063
11/1999 . . . . . .     3        $   17,000      51,000        7%       $    1,983
12/1999 . . . . . .     6        $   80,600     241,800        7%       $    8,933
02/2000 . . . . . .     4        $  115,000     393,834        7%       $   11,404
03/2000 . . . . . .    31        $  340,500   1,021,500        7%       $   31,780
                                 ----------   ---------                 ----------
              SUBOTAL . . . . .  $  887,100   3,457,284                 $  105,517

                                     HAWAII

11/1999 . . . . . .     1        $   10,000      30,000       10%       $    1,667
03/2000 . . . . . .     5        $   40,000     120,000       10%       $    5,333
                                 ----------   ---------                 ----------
              SUBTOTAL. . . . .  $   50,000     150,000                 $    7,000

                                     OREGON

03/2000 . . . . . .     1        $   15,000      45,000       10%       $    2,000
                                 ----------   ---------                 ----------
              SUBTOTAL. . . . .  $   15,000      45,000                 $    2,000

                                      TEXAS

09/1999 . . . . . .     1        $   25,000      75,000        6%       $    2,750
                                 ----------   ---------                 ----------
              SUBTOTAL. . . . .  $   25,000      75,000                 $    2,750

                                    WASHINGTON

03/2000 . . . . . .     5        $   25,000      75,000        8%       $    2,667
                                 ----------   ---------                 ----------
              SUBTOTAL. . . . .  $   25,000      75,000                 $    2,667
                                 ==========  ==========                 ==========

       AGGREGATE TOTAL           $1,017,100   3,847,284                 $  121,735
                                 ==========  ==========                 ==========

     PURPOSE OF THIS RESCISSION OFFER AND DETERMINATION OF OFFERING PRICE. The determination of the question of ultimate liability is one for the courts. We presently do not know for certain if our predecessor violated the 1933 Act's registration provisions, but we do know that it is important to eliminate the financial and legal uncertainty surrounding the financing from the sale of the Rescission Shares. Until it is eliminated, whether by paying back all the money or having the investors decide to keep their Rescission Shares, there will be financial uncertainty. If we need more equity or debt financing in the future, potential sources of the financing will need to know where the funds are going to be allocated. Paying off contingent liabilities that mature into legal claims is usually not acceptable to new investors as a use of their funds.
Also, until it is eliminated, there is legal uncertainty because we could be involved in court proceedings to force a refund of the invested money. This kind of legal uncertainty impacts potential sources of financing we might need in the future, and also would be expensive to defend in the courts and take up management's time to the detriment of running our business.

     Therefore, with this prospectus we offer you a refund of your money, plus interest at the rate in effect in your state. If you accept the offer, you will be paid cash for your investment and you will return your stock certificate to us (or, if you don't own some or all of the shares, you will be paid the difference between what you sold them for and what you invested to buy those shares), in both cases including interest on the whole original invested amount. You will have to tell us if you've sold your stock, and what you received for it. We will attempt to confirm your information, and may ask for confirmation of what you tell us. If you tell us you have decided to keep your shares, or if we do not hear from you (receive your executed and completed letter of transmittal) at all by the Expiration Date of this offer, you will be barred from filing any claims against us under the 1933 Act. If you decide to keep your shares, your shares may continue to be restricted securities.

     The Rescission Offer may not terminate our liability for failure to register our stock under the Securities Act. The Securities and Exchange Commission takes the position that acceptance or rejection of the offer of rescission may not bar rescission shareholders from asserting claims against us for alleged violations of federal securities laws.

     The offering price (refund offer) of $0.10 to $0.33 per share of common stock for 3,847,284 of the Rescission Shares is based on the original per share investment price of $0.10 to $0.33. In all cases, the offering prices (refund offers) will include interest at the applicable state rate. These offering prices are not related to any stock market prices for our stock because we are not presently trading on any markets. Instead, these offering prices have been determined with reference to your potential legal rights to a refund of your investment plus interest.

     You should note that when we sold you the original Rescission Shares, we established the original offering prices of those shares by taking into account our internal estimates of the business we then expected to generate over a period of several years, and other factors. However, our offering prices did not bear any relationship to our assets, book value, or net worth or any other generally accepted criteria of value. The offering prices for the Rescission Shares in this rescission offering should not be considered to be an indication of our actual value or to be related to the potential market prices for our stock.

     STATE SECURITIES LAWS - GENERAL. Investors in six states bought the Rescission Shares from our predecessor. In the majority of these states, we believe that the offer and sale of the securities was exempt from the registration provisions of state securities laws because the securities were restricted under the 1933 Act, or because the investors in the particular state were accredited, or because there were a limited number of investors in the state. These states do not generally require a pre-sale or post-sale filing to perfect the exemption from registration of the offer and sale of securities with the state securities administration agency.

     However, it has come to our attention that the offer and sale of the Rescission Shares in some of the states may not have been exempt from those states' registration provisions. Therefore, investors residing in some of the states may have the right under state laws to a refund of their investment, with interest (in most of the states). The statutes of limitations for filing a claim in state courts are usually longer than the one year available under the 1933 Act.

     We currently intend to make this offer to all eligible shareholders to remove the financial and legal uncertainty under both federal and state laws associated with the offer and sale of the Rescission Shares. However, some of the states may not allow this offer to be made in those states, or we may find it is not practical or advisable to comply with the requirements of each and every applicable state. Therefore, we reserve the right not to make this rescission offer in any state where we in our sole discretion determine that it is not possible or it is not practical or advisable for the Company to make this rescission offer in that state.

     Holders of Rescission Shares who reside in any states where we do not make this rescission offer will keep their shares. Their legal rights under the 1933 Act and resident state securities laws will not be affected by this rescission offer.
     STATE SECURITIES LAWS - INTEREST RATES. The state laws where eligible shareholders reside allow for the recovery of annual interest at the following rates: Arizona 9%, California 7%, Hawaii 10%, Oregon 10%, Texas 6%, and Washington 8% , based on the amount of original investment. The interest rate payable to the shareholder accepting the rescission offer, as well as any other provisions specific to the shareholder's state of residence, are detailed in the letter to the individual shareholders accompanying this letter. We reserve the right to require proof of payment, and the amount paid, from any shareholder accepting the rescission offer.

     SOURCES OF FUNDS TO PAY THE RESCISSION OFFER AND THE IMPACT ON OUTSTANDING SECURITIES. If all Rescission offerees decide to rescind their shares and we have to buy back all of the Rescission Shares, we would not have sufficient cash or cash equivalents on hand to fund the Rescission. Our ability to pay for part of this rescission offer would come partially from the proceeds of a private transaction for the sale of 5,159,261 restricted shares of our common stock to an accredited investor in October 2000 resulting in gross proceeds to the Company of $2,000,000. The original purpose of the private transaction was to raise money for our plan of operations, and not to pay for this rescission offer. However, we do have some extra money on hand from unallocated working capital in that private transaction to pay for this rescission offer. The private transaction was conducted under the exemptions from registration allowed by section 4(2) of the 1933 Act.

     There are no loan agreements or other restrictions on our ability to pay cash in this rescission offer. Also, we are incorporated under Nevada law. Under Nevada law we are allowed to buy back stock if after payments to you, we will be able to pay our debts as they become due in the usual course of business, and our total assets will be more than our total liabilities.

     At June 30, 2001, there are 20,058,880 shares of common stock issued and outstanding, including 3,847,284 shares subject to the rescission offer. If all eligible shareholders accept the rescission offer, we will have purchased 3,847,284 shares of common stock (which will be retired and canceled), and then there would be 16,211,596 shares of common stock issued and outstanding.

     RESALE OF SHARES UNDER RULE 144. We never have sold "free trading" shares of common or preferred stock or any other securities pursuant to any exemption from registration under the 1933 Act or state securities laws, or under a registration statement filed with the Commission. All outstanding shares are restricted shares.

     Resales to the public of these restricted securities will be permitted only in accordance with the manner and notice of sale requirements, the limitations on the number of shares which can be sold, and the other requirements of rule 144.

     In general, rule 144 permits the holder of restricted securities to sell, in any three-month period, an amount of securities of the issuer which does not exceed one percent of all the outstanding securities of the issuer. Rule 144 sales must be made to a market maker or in brokerage transactions, and a Notice of Sale on Form 144 must be filed with the Commission. The securities to be sold must have been owned for at least one year after purchase. Under rule144(k), restricted securities which have been held by nonaffiliates of the issuer for at least two years may be sold without having to comply with the volume, manner of sale or notice filing requirements of rule 144, provided that the seller has not been affiliated with the issuer for at least three months prior to the date of sale of the restricted securities.

     FEDERAL INCOME TAX CONSEQUENCES. We have not obtained a legal opinion from tax lawyers about the tax consequences of this exchange offer. The following is a summary of certain of the United States federal income tax aspects of this exchange offer as we understand them. You should consult with your own advisors about how the exchange offer will affect you, depending on whether you take cash or keep your stock. The summary does not address the tax consequences to holders of Rescission Shares who may not hold them as "capital assets" under section 1221 of the Internal Revenue Code of 1986 (the "Code"). Also, the summary does not discuss the tax consequences to holders of Rescission Shares who may be subject to special treatment under the Code, such as dealers in securities, tax-exempt entities, foreign holders, regulated investment companies, and others.

     Our discussion does not describe any tax consequences arising from tax laws of any state or local jurisdiction. Our discussion is limited to the current Code and IRS regulations, and does not take into account changes which could be made at any time to the Code or the IRS regulations.

     The following discussion is limited to the United States federal income tax consequences relevant to a holder of Rescission Shares that is (1) a citizen or resident of the United States, (2) a corporation or partnership organized in the United States, (3) an estate, or (4) a trust if its decisions are controlled by one or more United States persons.

     CONSEQUENCES OF ACCEPTING THE EXCHANGE OFFER. If you decide to take a refund of your investment, you will probably recognize ordinary income and be subject to tax under the Code, but only on the interest paid to you. In the year that you will be paid the interest, you will have to report this income in your annual tax return which you will file for the year the interest was paid.


     CONSEQUENCES OF KEEPING THE RESCISSION SHARES. If you decide to keep your rescission shares, you will not recognize any kind of income or loss under the Code because of your decision. However, you will recognize income or loss from the future sale or other disposition of your Rescission Shares, depending on whether you sell them for more or less than your investment amount.

                            PRICE RANGE OF SECURITIES

     The Company's securities do not currently, and have not in the past, traded on any active or liquid public market. Thus, there is currently no market for the Company's securities and there can be no assurance that a trading market will develop or, if one develops, that it will continue. Even if a trading market should develop, the market may be substantially limited or unsustained. There are currently no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of the Company's securities.

                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain any future earnings, if any, to fund the development and growth of our business.

                                    DILUTION

RESCISSION  SHARES

     As of June 30, 2001, our net tangible book value excluding web site development costs of $84,084 and assuming no rescission offer is accepted was $577,886 or $0.03 per share of common stock issued and outstanding on that date. If we had bought back all of the Rescission Shares as of June 30, 2001, including the effects of interest, the net tangible book value of the Company would have been ($561,949) or ($0.03) per share of common stock issued and outstanding on that date.

     If you decide to keep your Rescission Shares, in effect you now will be making an investment decision to buy those shares. If your Rescission Shares are shares of common stock which were originally sold for $0.104 per share, you will realize immediate and substantial dilution of $0.134 (129%) per share in the net tangible book value of your shares. If your Rescission Shares are shares of common stock which were originally sold for $0.333 per share, you will realize immediate and substantial dilution of $0.363 (109%) per share in the net tangible book value of your shares. These calculations are based on our financial information as of June 30, 2001, less the amounts paid for all the Rescission Shares, including the effects of interest, as well as the number of shares of stock then outstanding.

NEW SHARES

     The difference between the offering price per New Share of common stock and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in the New Shares offered hereby. Net tangible book value per share is determined by dividing the net tangible book value (total assets less website development costs and total liabilities) by the number of outstanding shares of Common Stock. The dilution calculations we have set forth in this section reflect the sale of some or all of the 4,000,000 shares, the total number of New Shares being offered, including the effects of the rescission and potential accrued interest of $121,735.

     As of June 30, 2001, the Company had a net tangible book value of $576,886 or $0.03 per share of issued and outstanding Common
Stock. After the sale of the 4,000,000 New Shares being offered in this prospectus (net of expenses and the buy back of all rescission shares including potential accrued interest of $121,735) the net tangible book value at that date would be $3,318,051 or $0.16 per share. This represents an immediate increase in net tangible book value of $2,741,165 or $0.13 per share to existing stockholders and an immediate weighted average dilution of $0.84 per share to new investors (assuming an average purchase price of $1.00 per share for the New Shares). The following table illustrates such per share dilution:

                                                                          AT 100%  AT 10%    AT 50%
                                                                         OF TOTAL OF TOTAL  OF TOTAL
                                                                         OFFERING OFFERING OFFERING
                                                                         -------- -------- --------
Proposed Offering Price (per Share) . . . . . . . . . . . . . . . . . . .  $1.00  $  1.00   $1.00

Net tangible book value per share at June 30, 2001. . . . . . . . . . . .  $0.03  $  0.03   $0.03

Increase in net tangible book value per share attributable to the net
proceeds of the offering of New Shares and buy back of Rescission Shares.  $0.13   ($0.05)  $0.04
                                                                           -----  --------  -----
Pro forma net tangible book value per share after the Offering. . . . . .  $0.16   ($0.02)  $0.07
                                                                           -----  --------  -----
Dilution to new investors . . . . . . . . . . . . . . . . . . . . . . . .  $0.84   ($1.02)  $0.93
                                                                           =====  ========  =====

     The following tables sets forth, on a pro forma basis at June 30, 2001, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total cash and non-cash consideration given to the Company, and the average price paid per share (assuming an average purchase price of $1.00 per share for the New Shares).


IF 100% OF NEW SHARES IN                    PERCENT       TOTAL CONSIDERATION         AVERAGE
OFFERING ARE PURCHASED                                                             PRICE PER SHARE
Stockholders                  20,058,880    99.2% .     $ 3,294,154   54.6%        $ 0.16
Buy Back of Rescission
 Shares Including Interest
 of $121,735                  (3,847,284)  (19.0%)       (1,138,835) (18.9%)        (0.30)
New investors                  4,000,000    19.8%       $ 3,880,000   64.3%        $ 0.97
                             ------------  -----------  ------------ --------      --------
Total                         20,211,596   100.0%       $ 6,035,319    100%        $ 0.30
                             ============  ===========  ============ ========      ========



IF 50% OF NEW SHARES IN                    PERCENT       TOTAL CONSIDERATION         AVERAGE
OFFERING ARE PURCHASED                                                             PRICE PER SHARE
Stockholders                  20,058,880    110.1%      $ 3,294,154   81.6%        $ 0.16
Buy Back of Rescission
 Shares Including Interest
 of $121,735                  (3,847,284)  (21.1%)       (1,138,835) (28.2%)        (0.30)
New investors                  2,000,000    11.0%       $ 1,880,000   46.6%        $ 0.94
                             ------------  -----------  ------------ --------      -------
Total                         18,211,596   100.0%       $ 4,035,319    100%        $ 0.22
                             ============  ===========  ============ ========      =======


IF 10% OF NEW SHARES IN                    PERCENT       TOTAL CONSIDERATION         AVERAGE
OFFERING ARE PURCHASED                                                             PRICE PER SHARE
Stockholders                  20,058,880    120.8%      $ 3,294,154  135.3%        $ 0.16
Buy Back of Rescission
 Shares Including Interest
 of $121,735                  (3,847,284)  (23.2%)       (1,138,835) (46.8%)        (0.30)
New investors                    400,000     2.4%       $   280,000   11.5%        $ 0.70
                             ------------  -----------  ------------ --------      -------
Total                         16,611,596   100.0%       $ 2,435,319    100%        $ 0.15
                             ============  ===========  ============ ========      =======

                                USE OF PROCEEDS

     The  Company  does  not  realize  any  proceeds from the Rescission Shares.

     The net proceeds to the Company (assuming an offering price of $1.00 per share, less estimated legal, accounting and other miscellaneous expenses of $120,000) from the sale of the shares which we intend to offer to new investors would be approximately $3,880,000. If we are able to sell at least 1,825,000 shares from the new offering, we should be able to meet our cash requirements for a period of 12 months.

     These proceeds would be received from time to time as sales of these shares are made by us. As set forth in the following table, we may use those proceeds primarily for the rescission offer, corporate expansion, advertising, our operations and working capital, but if we are able to sell 4,000,000 shares for approximately $3,880,000 in net proceeds, we may also use a portion of those proceeds to increase some staff and executive salaries. The Board of Directors will implement guidelines for executive salaries. Our marketing plans anticipate the use of a combination of print, television, radio and sponsorship of events. We intend to use the proceeds in the as follows:


                               If 100% Of               If 50% of              If 10% of
                              Shares Sold              Shares Sold           Shares Sold

Aggregate Proceeds:            $4,000,000               $2,000,000            $  400,000
Deduct Offering Costs             120,000                  120,000               120,000
                               ----------               -----------           ----------
Net Proceeds:                  $3,880,000               $1,880,000            $  280,000
                               ==========               ===========           ==========

Description of Use                Amount     Percent     Amount     Percent  Amount       Percent
-----------------------------  ----------  -----------  ----------  -------  ------------ -------
Rescission Offer (1)           $1,138,835        29.4%  $1,138,835    60.6%  $280,000 (2)  100%

Public Offering Expenses          400,000        10.3%     400,000    21.3%         0        0

Marketing and Sales               500,000        12.9%     100,000     5.3%         0        0

Hiring and Start Up Salaries      480,000        12.4%      60,000     3.2%         0        0

Equipment Purchases               100,000         2.6%      50,000     2.7%         0        0

Office Space Leases               100,000         2.6%      50,000     2.7%         0        0

Training Expenses                 100,000         2.6%      50,000     2.7%         0        0

Travel Expenses                   100,000         2.6%           0     0.0%         0        0

Private and Secured Networks       60,000         1.5%           0     0.0%         0        0

Collateral Material                60,000         1.5%           0     0.0%         0        0

Working Capital                   841,165        21.7%      31,165     1.7%         0        0
                               ----------  -----------  ----------  -------  ------------ -------
TOTAL:. . . . . . . . . . . .  $3,880,000         100%  $1,880,000   100.0%  $   280,000   100%
                               ==========  ===========  ==========  =======  ============ =======

(1) Amounts not required for rescission offer would be used for working capital.
(2) Additional amounts (if any) required for rescission would come from existing funds, sale of assets, and/or debt financing.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding the financial statements of HelpCity, Inc. should be read in conjunction with the financial statements and notes thereto.

GENERAL OVERVIEW

     The Company has focused on a strategy of developing systems and processes that will enable the Company to expand its market share rapidly to spread its cost and thus price competitively. Currently, the Company has focused in the San Gabriel Valley of Southern California and has invested heavily in internal infrastructure, organization and processes to enable the Company to scale its operation into additional geographical areas such as San Bernardino County and Orange County of southern California.

     The Company's primary revenues for fiscal year 1999 and 2000 were derived from sales of WebAd Packages (or Programs) and Internet presence for local businesses, government, schools and clubs/associations/service organizations. Beginning in the second quarter of 2001 the Company also offered the option of display print ads for its local customers. WebAd sales and revenues are sold on annual contracts and payments are booked when payments are received, but are adjusted, and recognized as revenue, for the period the services are provided. The annual contracts may be paid with a portion in advance and the remaining balances collected monthly or quarterly by check. Beginning in 2001, customers are encouraged to pay one year in advance in one payment, or alternatively, customers may pay an initial deposit, followed by three additional monthly payments.

     Discounts may be offered for larger contracts. The large contracts are comprised of other offerings in addition to WebAds, such as additional promotion on the Company's web site, electronic surveys, cross-promotion literature, special feature profiles, co-sponsorships of special community events. The Company may also trade for certain types of cross promotions and sponsorships. In accordance with EITF 99-17, these non-cash transactions are not recorded as sales as the value of the services rendered to the customers cannot be objectively verified.

     During fiscal year 1999 the focus was spent on developing our web site, establishing the foundation to organize local content, establishing the process to sell and process our service and how to scale the operation to multiple cities. The primary customer during this period was the city of Walnut. In fiscal year 2000 the focus was on expanding our showcase city, Walnut, to an additional 12 cities and four chambers of commerce. Concurrent with this effort in 2000 was an aggressive build-out of our internal infrastructure: expanding our hardware and software capabilities to handle the increased traffic, increasing our staff in each of our departments to process, track and service our expanded customer base, focusing our ability to sell and organize content in multiple languages (English, Spanish and Chinese) and designing, developing and implementing our print component the Helper/Directorzine local community guide. In addition, the Company increased expenditures to expand its sales staff and customer service staff in anticipation of a major sales and marketing push anchored with the launch of the Helper/Directorzine in the second quarter of 2001. The Company also hired additional senior management personnel for the sales and technical staff.

     The Company, depending on the extent of its future growth, may experience significant strain on its management, personnel and information systems. The Company will need to implement and improve operational, financial and management information systems. In addition, the Company is implementing new information systems that will provide better record keeping, order processing for tracking, managing and controlling Internet and/or print orders, customer service and billing. However, there can be no assurance that the Company's management resources or information systems will be sufficient to manage any future growth in the Company's business, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

RESULTS OF OPERATIONS OF THE COMPANY

FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000 AND SIX MONTH PERIOD ENDED JUNE 30, 2000 COMPARED TO SIX MONTH PERIOD ENDED JUNE 30, 2001

     REVENUES-Revenues are generated from three primary sources: WebAds, print ads and website development. For the periods ending December 2000 and 1999:
WebAd revenues were $99,019 and $34,856, print ads were $17,042 and $1,581, web development $12,849 and $13,110, respectively. WebAds increased substantially for the period ending December 2000 compared to 1999 due to expansion of the Company into additional geographical areas and added business sign-ups. Print ad revenues were not generated either in December 2000 or 1999, as the printed Helper was not published in the respective periods. Web development declined slightly in the period ending December 2000 compared to 1999, respectively, while the Company focused on the more profitable WebAd side of the business.

     For the periods June 2001 and 2000: WebAd revenues were $85,134 and $37,502, print ads were $0 and $14,450, web development $5,989 and $4,115 respectively. WebAds increased substantially during the period June 2001 compared to 2000, because during the June 2001 period the HelpCity brand was marketed more aggressively and more sales staff was added. Print ads generated revenues in the June 2001 period as a result of the commencement of sales of print ads and the launch of the first Helper print publication to the Walnut area, approximately 20,000 copies were distributed to households and businesses. The printed Helper was not published in the respective June 2000 period. Web development increased for the period ending June 2001 compared to 2000, because of customer requests for custom services. The Company continues to discourage this type of revenue other than as a special service to customers, because of the high staff cost serving this area of the business.

     NET LOSS FROM OPERATIONS- Net loss from operations totaled $335,087 and $1,137,786 for December 1999 and December 2000, respectively. Net loss from operations totaled $387,825 and $905,458 for June 30, 2000 and 2001, respectively. The focus of 1999 was spent on developing our web site and a foundation of how to organize the content and processes to scale the operation to multiple cities. During fiscal year 2000, operating expenses grew substantially as a result of the expansion of our internal infrastructure, including facilities and staffing to enhance our web site, the development of our Helper/Directorzine print product and the scaling of the operation to handle increasing number of customers as a result of our expanded coverage area. The six month period net loss from operations of $387,825 and $905,458 for June 30, 2000 and 2001, respectively, reflects the increase in staffing for sales and marketing and the final phase of design and production of the Helper/Directorzine. In addition, higher expenses were incurred for the hiring of senior executives.

     NET LOSS PER SHARE Due to the reasons stated above, net loss per share increased to $0.07 for fiscal 2000 as compared to $0.03 per share for fiscal 1999, and $0.04 for the six month period ended June 30, 2001, as compared to $0.03 for the six month period ended June 30, 2000.

     ASSETS Assets totaled $1,758,491 as of December 31, 2000. Assets totaled $846,586 as of June 30, 2001. Assets in the six month period ending June 30, 2001 for property and equipment increased from $121,881 to $184,598 due to purchase of laptop computers to automate the sales and membership service staff. Cash was reduced primarily due to losses in operations for the six month period.

     CURRENT LIABILITIES Current liabilities totaled $205,446 as of December 31, 2000. Current liabilities totaled $185,616 as of June 30, 2001. The decrease was due to more timely payment of accounts payable and accrued expenses at June 30, 2001.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2000 the Company had $128,910 in revenues and $1,758,491 in assets. The Company incurred a net loss of $1,124,628 during the fiscal year ended December 31, 2000, compared to $337,287 for the fiscal year ended December 31, 1999.

     Based on the Company's assets at the time and in anticipation of additional financing as a California limited liability company, during fiscal 2000 the Company's predecessor redeemed 959,100 units of membership interests for $323,200 from its founders and other membership interest holders in order to avoid dilution to its investors.

     In October 2000, the Company's predecessor sold 5,159,261 units of its membership interests to an accredited individual. The 5,159,261 units of membership interests were restricted securities under Rule 144. The sale resulted in net proceeds to the Company of $2,000,000.

     We intend to fund operations through additional debt and equity financial arrangements which management believes will not be sufficient to fund our capital expenditures, working capital requirements and other cash requirements through December 31, 2001. We may not be able to obtain sufficient additional funds when needed, or if available, on terms satisfactory to the Company. This would materially adversely affect the Company's result of operations.

     In addition, the Company is currently conducting a rescission offering that may have a significant impact on the Company's operations as it cannot be anticipated how much of the Company's previously sold stock may be offered for redemption. The cost to redeem the stock and the estimated accrued interest that is required to be paid as a result of the redemption will have a material adverse affect on the Company's results of operations, if the Company is unable to raise money concurrent with its plans to conduct the rescission offering.

     Additionally, a slower than expected rate of acceptance of the Company's planned services, when available to customers, or lower than expected revenues generated from the Company's products and services, would materially adversely affect the Company's liquidity. The Company would need additional capital sooner than presently anticipated. The Company has no commitment for additional financing, and there can be no assurances that any such additional financing would be available in a timely manner, or, if available, would be on terms acceptable to the Company. Furthermore, any additional equity financing could be dilutive to our existing shareholders and any debt financing could involve restrictive covenants with respect to future capital raising activities and other financial and operational matters.

     As a result of all of the above factors, the Company's auditors included a going concern paragraph in their auditors report as of December 31, 2000.

OTHER FACTORS AFFECTING OPERATIONS

     Other possible factors that may adversely affect the business may include the severity of the economic recession as this could significantly delay or extend the signing of potential contracts and orders for additional services. The current energy crisis may also significantly impact the frequency and the amount of usage of the Internet by consumers and businesses. The increased cost of postage and paper cost may substantially change the projected economics of the print publication to be introduced by the Company in the second and third quarters that could adversely affect our potential revenue.

                           BUSINESS OF HELPCITY, INC.

ORGANIZATIONAL HISTORY

     We were initially formed in December 1998 as a general partnership and we converted into a California limited liability company, HelpCity.com, LLC, in January 1999. We then reorganized into a Nevada corporation, HelpCity, Inc., on December 31, 2000. We are headquartered in San Dimas, California. We are dedicated to establishing ourselves as a unique and valuable local offline and online community resource that will be useful and beneficial to local visitors, residents, consumers and businesses.

     Immediately prior to the reorganization, HelpCity, Inc. had zero assets and zero shares of common stock outstanding. As part of the reorganization, and in exchange for all of the outstanding membership interests of HelpCity.com, LLC, HelpCity, Inc. issued 20,382,414 shares of its common stock to former membership interest holders. Therefore, on December 31, 2000, immediately following the reorganization transaction, we had 20,382,414 shares of common stock outstanding, and no shares of preferred stock outstanding.

     We specialize in organizing and providing in-depth local information to cities and communities using an integrated online and offline community approach that unites the virtual world (the Internet) with the real world (through print, participation in local events, and community partnerships). We have also researched and developed a publication we call the Helper/Directorzine that is a printed online and offline guide that combines the attributes of a telephone directory and a magazine for local communities. We partner with cities, chambers and other community organizations. In addition, we provide our content in multiple languages (English, Spanish and Chinese). We also specialize in promotions and advertising for local businesses using our HelpCity Shop Locally Community program, where members are promoted both online and offline. Our web site is located at www.helpcity.com.

     The impact of the Rescission Offer on our business operations will be directly proportional to the number of offerees that accept our offer. In addition, depending on the amount of funds raised through the sale of New Shares included in this registration statement, the Rescission Offer would produce different effects on our business operations. If we do not raise sufficient funds from the offering of New Shares to repay shareholders who accept the Rescission Offer we may be required to incur additional debt or sell assets to fund the rescission offer. If it becomes necessary to liquidate our assets to repay all the shareholders who accept the Rescission Offer we would have to reduce the size and scope of our operations and may lose our customers, which would require us to curtail our operations.

OVERVIEW

     As of June 30, 2001, our web site provides information on 13 local communities in San Gabriel Valley and San Bernardino and services over 1,000 local businesses in more than 240 categories, as well as four cities and four chambers of commerce. Starting with one city (the City of Walnut), we have expanded to 13 cities, and within the next six to eight months, we plan to expand to more than 20 cities throughout the counties of Los Angeles, San Bernardino and Orange.

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

     Currently, we have established coverage (coverage shall mean that we have provided a web site presence and we have or will start selling and marketing into the area for that city) in the following 13 cities in the San Gabriel Valley/West San Bernardino area:

              -Baldwin Park
              -Chino
              -Chino Hills
              -Diamond Bar
              -Hacienda Heights
              -La Puente
              -Monterey Park
              -Pomona
              -Rosemead
              -Rowland Heights
              -San Dimas
              -Walnut
              -West Covina

     Our stair-step approach has allowed us to gain market visibility while developing our products and services and attracting advertisers and businesses that want combined local online and offline promotion and exposure via multiple languages. Although our focus is generating revenues from promoting local businesses within each community, we will be a more viable and more attractive alternative to regional advertising as we expand our base of cities. Our business plan and revenue generating model emphasizes not only the Internet and online aspect, but also the offline aspect of reaching customers through printed media. As such, we have researched and developed a printed online and offline guide that we call the Helper/Directorzine that complements the main HelpCity Useful Local Information portal.

OUR ADDRESSED MARKET

     We have defined our target market as businesses that want to reach both offline and online consumers with an integrated real world and virtual world platform at a local community level. To create this opportunity and environment for businesses, we have:

     - Published a printed "Yellow Page" style directory and guide titled,
"Helper/Directorzine."   The Helper/Directorzine combines the usefulness of a
telephone and Internet Directory with the interesting content of a magazine. It is anticipated that the Helper/Directorzine will be published and distributed once a quarter. We launched the first Helper/Directorzine in the City of Walnut in July 2001 (14,000 copies to households and businesses), followed by 10 to 12 additional cities (hitting a projected 200,000 households in ten to twelve cities with a population of 500,000 people). We believe that the Helper/Directorzine's online and offline usefulness and "how to use utilize the Internet and useful local information" quality will be a viable alternative to the existing printed yellow pages. The Helper/Directorzine contains names, descriptions, addresses, phone numbers and online web site URLs and e-mail addresses of local businesses (where appropriate). The guide is distributed (in most cases through direct mail) to selected households and businesses in the local communities serviced by the Company. The target readership audience is primarily women, specifically the category described as the "soccer mom" as these are the women in the household that have families that make economic buying decisions in the families. The information and content of the printed guide is integrated with the HelpCity portal. The Helper/Directorzine is designed in such a fashion that advertisers will be able to promote themselves locally or to a larger geographical area depending on whether they advertise in
the   inner or outer content portion of the Helper/Directorzine.  The
Helper-Directorzine is divided into two sections. The "inner section" (roughly half of the publication) is devoted to providing a directory of local businesses, advertisements and city guide information. This section is inserted into the center of the publication. The "outer section" (the remaining portion of the publication) is devoted to community-wide information, themes of how to use the Internet, and advertisements. The distinction is made because advertising rates vary depending on the section that the ad is listed. The inner section is less expensive because it will be seen only in one city. The outer section is more expensive because it will be distributed to a wider area, thus, seen by more people.

      - Established a locally focused online community web site - the HelpCity Useful Information portal. This virtual community brings together the five pillars (government, schools, clubs/associations/organizations, residents, and businesses) of a real community along with in-depth information. We currently offer or will offer features such as listings for categories of businesses and services, community calendar of events, sources for coupons and classified job listings (HelpCity Find A Job). We also offer a second language page option, translated from the English WebAd, into another language, such as Spanish and Chinese and other languages determined as needed. By integrating the printed Helper/Directorzine and the online local community, we have created a local community platform where businesses and consumers can interact.

      - Created a "one-stop" service that offers businesses a variety of ways to promote their businesses. We have helped businesses advertise, market and promote their products and services using the Internet and a printed publication, as well as additional services such as sponsorships, printed online coupons, printed promotional flyers and posters, special occasion promotions, special category cross-promotion, online classified and employment ads, and other online and offline business related services. We are also partnering up with other strategic partners, such as a supplier of mapping services, as well as another supplier that offers reverse auction services. We believe these additional features will enhance the value that we provide local businesses.

      - Established strategic win-win partnerships with key local community sources. We have collaborated with local city governments interested in economic development and promotion of their local businesses. Given that many cities depend on a strong sales tax base to support their budgets, the promotion of businesses within a city is increasing in demand. We have formed joint partnerships with chambers of commerce (organizations that focuses on promoting community through businesses). Very few chambers of commerce are equipped technologically or have the resources to reinvent themselves to the online world. Thus, collaboration is a benefit and opportunity to both the local chamber of commerce and the Company. The chambers of commerce receive an experienced technology partner and the Company receives a strong brand name and establishes relationships with businesses and the local community.

     We also work with community service clubs, places of worship and organizations. To leverage the membership of these groups and to minimize our own resources, we will be providing the organizations with technology that enables them to get online, maintain their own content and interact. These collaborations as well as other co-partnerships and sponsorships with the local community will add invaluable content and benefits to our products and services.

      - Established an affordable and cost effective alternative that will appeal to businesses. The basic HelpCity WebAd Package is currently priced at $20.00 and $30.00 per month (less than one dollar per day) for an annual contract. An annual contract includes an online WebAd , with the option of a second language page, in addition to an ad in the Helper/Directorzine. Included at this price is the cost of photography, ad consultation, design, creation, implementation and hosting. Comparably, a Verizon or Pacific Bell listing by itself costs $50-$35 per month without any type of web site listing. Display ads in the Helper/Directorzine will also be priced to be more affordable to local businesses. Where appropriate, we also provide on-site and telephone services through our Membership Services department as part of our services.

     Through showcase cities with special information and services, we have created an identity in the local marketplace of the San Gabriel Valley and portions of West San Bernardino County, California. Our web site currently
generates between 45,000 to 60,000 hits per day.   A local event, such as the
Walnut Valley Unified School/HelpCity poetry contest, in its second year, generated over 190,000 page views. Management believes there is a real need in the marketplace for a source where one can search and find local information presented in an organized fashion. According to a local chamber of commerce, the majority of businesses draw support from their customers within a six-mile radius of their location.

     We attempt to bring together all of our online and offline resources within these boundaries. For example, at the HelpCity Useful Local Information web site in the areas covered, people can find local businesses and map their locations, use local calendars to search for activities such as Concerts in the Park, obtain money-saving coupons to local merchants and restaurants, research local government services, hours of operation for local businesses, local clubs and associations, locations and service hours of churches, restaurants, banquet halls and parks, read local interest articles, read restaurant reviews and experience a virtual tour of a community event covered by our staff while finding members of their community via the HelpCity Bubblehead Gallery. All this and more is free and accessible to all consumers, residents, and visitors, 24 hours a day, seven days a week.

INDUSTRY BACKGROUND

     Our concept is based on a combination of two major market segments, the Internet and the telephone directory industry.

     The industry is comprised of the assortment of players that are trying to utilize the Internet to deliver local information and services to community businesses and residents.

     Rather than speculating on the size of the local yet-to-be-proven Internet market, it is easier to measure the industry by analyzing the existing Yellow Pages publishing market. Our business model is targeted at gaining a piece of the local Yellow Pages advertising market.

     In 1999, advertising in Yellow Pages from both national and local businesses increased to $12.65 billion up 5.5% from $11.99 billion in 1998, according to Universal McCann, the media unit of McCann-Erickson Worldwide in New York, part of the Interpublic Group. According to Larry Small of the Yellow Pages Publisher Association, Denver, Colorado, trade group Internet Yellow Pages last year was approximately $100 million. Mr. Small estimates Internet Yellow Page advertising jumped 75% from last year.

     The local Yellow Pages market is extremely fragmented. In most cases, a local market is dominated by a utility (telephone company) phone book. However, most markets have a number of independent or alternative players. The alternative Yellow Pages publishers compete effectively by providing a better price (cheaper rates for advertising) or higher value book (with extra features such as color). In our local markets there are the following main Yellow Pages publishers (as well as other similar such directories and city guides): Pacific Bell with 17 books, Verizon with 16 books, Donnelly with 42 books, Clarke with four books, Fine Publishing with one book. As expected, each market will have a similar number and types of competitors. Collectively, revenues from these books are estimated at $400 million dollars a year.

     Because of the strategic partners (cities and chambers of commerce) that we have aligned with and the local community aspect of our multilingual (English, Spanish and Chinese) content and print that is well integrated with the Internet, we believe we can offer a better alternative for the market.

     There are numerous locally focused web sites entering the market every day that offer some kind of directory or affinity type grouping (categorization) to help users access local information. The biggest difference, however, is that these web sites lack any real world involvement (such as a printed directory, participation in local events, and networking in the community). Real world activity is time-consuming and expensive, requiring staff and people. This, however, is our most important strategy in any city, there is only one city hall and only one chamber of commerce; whoever is their partner can claim to be the designated source of information for that local community.

     Currently, there are a number of national, regional, and local companies targeting the community market. The following is a partial list of companies that have been identified:

YELLOW PAGES PUBLISHERS
Clarke          (Mini-Phone Book)
Donnelly
Verizon     (Super Pages)
Pacific Bell      (Smart Pages)Various local and regional publishers

ONLINE DIRECTORIES
Bigyellow.com
Yellowonline.com
Yellowpages.com
Zip2.com
Various local online regional directories.

REGIONAL  GUIDES
Citysearch.com     (Ticketmaster Online  City Search)
Digitalcity.com          (Digital Cities - AOL)
LAtimes.com          (now part of Gannet-USA Today)
Washingtonpost.com
Various other regional Guides

LOCAL  ONLINE  COMMUNITIES
Icityonline.com          (targets the Orange County area)
Mainstreetcentral.com          (services one community)
MyCity.com          (local online resource)
MyOC.com          (associated with the Orange County Register)
Various chamber of commerce sites

SUPPLIERS
Infospace.com          (supplier of online information)
InfoUSA.com          (directory and credit information)
Various other suppliers

     The Yellow Pages publishers are focused on telephone directories and their strategy is extending their print products but nothing else outside the directory for a community. Online directories provide directory information, but very little on a community. In most cases, regional guides are generic visitor guides to entertainment. Local online communities attempt to develop local content, but most are either too broad or serve only a single community, and none offer print or multilingual options. Lastly, information suppliers sell prepackaged content to web site operators, which is repeated verbatim on many web sites.

PRODUCTS AND SERVICES

     Our products and services are divided into two types: online and offline. Generally, an online option refers to our web site at www.helpcity.com that is associated with a service. The organized content within our site provides various services.

     Offline, we offer both products and services. Our offline products include the Helper/Directorzine, a useful local information community guide, the Helper (a local business newsletter), and HelpCity decals. Our other offline services include the HelpCity Bubblehead Gallery photo shoots at local community events, HelpCity fundraisers and sponsorships, and HelpCity web site design services.

PRODUCT AND SERVICES DESCRIPTIONS

     We offer or plan to offer the following products and services (in no particular order). Products and services are added, changed, and omitted depending on the demand, economics, and relevance to our strategic goals.
Unless specifically noted below as a future enhancement that we intend to offer, we currently offer all the products and services listed below. For local businesses and organizations:

     - WebAd Packages- Basic online web advertisements and print listings in the Helper/Directorzine that promote local businesses. Comprised of information on a business, including a description of the business, the logo, address, hours of operation, photos/pictures, and an optional second language page (Spanish and Chinese and other languages to be determined as needed). Revenues are generated by selling local businesses the online and offline exposure to promote their products and services.

     - Helper/Directorzine - Comprehensive listing of online local businesses and useful information content tied to the Internet, and printed quarterly. Free to users, but businesses will be charged for listings and for display advertising.

     - Useful Local (Category) Information Promotions - Promotions that focus on specific categories or special categories. These specific or special categories are expanded in content and features to generate a more targeted audience for local businesses. For example, we offer "Useful Local Real Estate Information," where we promote local real estate businesses by grouping them together as a special category. These applications generate multiple sign-ups and encourage affinity group participation. Revenues are generated by charging local businesses that are promoted in these special and or specific service and product categories.

     - WebAd Options- Features that can be added to the basic package, including coupons, maps, newsletters, e-mail, links to related sites, menus for restaurants, and additional translations. Revenues are generated based on the number of selected options.

     - Online Newsletters WBI- Newsletters a business can create through a Web Based Interface (WBI). Can be purchased as an additional option or included in special category packages. Revenues are generated when this feature is added to their WebAd package.

     - HelpCity Posters- Promotional collateral for businesses to place within their establishment to promote themselves and HelpCity.

     - HelpCity Shop Locally Community Member Decals- Promotional stickers for businesses to stick on store or car windows to promote themselves and HelpCity.

     - HelpCity Brand Business Cards- Cards with the HelpCity logo on the back and a business's regular card on the front, used to promote businesses and our Company. There will be a nominal fee for this product. (Future enhancement)

     - HelpCity Virtual Tours - Online picture, audio, and text summaries of community and organization events and activities. Does not directly generate revenue, but promotes the HelpCity brand name and creates valuable web site traffic.

     - Chambers of Commerce Collaboration Program - Programs where we partner with local chambers of commerce. We provide technical consulting, web site design and membership recruitment assistance. Chambers receive a monthly cash contribution based on the number of members participating in the HelpCity WebAd program. Chambers actively promote us. Revenues are generated through joint marketing of the WebAd packages. The Chambers get a referral fee from the sales when they work together with us to sign up their members for our products and services.

     - Local City Directory Partnerships - Online city licensed business directories organized, designed, developed, and implemented by us for city web sites. Cities can then provide 24 hours, 7 days a week, virtual storefronts for all its licensed businesses. Cities also actively promote their relationship with us. The cities pay a one-time set up fee for converting their licensed business databases to be used on our search engines for their official web sites that generates revenue for the Company.

      - HelpCity Coupon Gallery - Interface designed to offer online and offline coupons for general consumers, businesses, students, and seniors. Provides the tie-in that will show businesses their ads and promotions are effective. Revenues are generated for putting printed coupons in the Helper/Directorzine.

      - Custom Web site Design Services - Service offered selectively and only to target groups and organizations that fit our strategy of branding and expanding its market. We are not in the business of web design. Revenues are generated when custom web sites are designed and developed for selected customers.

      - E-mail Collection and Distribution- E-mailing coupons and special promotions to specifically designated recipients. Revenues are generated for collecting, managing and processing messages for clients targeting their customers electronically via email campaigns. (Future enhancement)

     - HelpCity Bubblehead Gallery Photo Shoots - Photo sessions to take pictures of participants during community and organization activities for online photo albums. Does not directly generate revenue, but promotes the HelpCity brand name and creates valuable web site traffic.

     - HelpCity Membership Services - On-site and telephone assistance for customers to establish their WebAds. Included as part of our WebAd Packages.

     - Web site Hosting- Hosting for selected clients for whom we have designed web sites. Revenues are generated when we host a client web site on our computers and servers for selected clients. We provide storage, security and bandwidth.

     - Multilingual Portal- Access to our web site content in other languages in addition to English. Currently offered are Spanish and Chinese. Does not directly generate revenue, but promotes the HelpCity brand name and creates valuable web site traffic.

     - HelpCity Sponsorship and Organization Collaborations- Activities that include working with non-profit organizations and service groups. Enhances our presence and relevance to the community. It is anticipated that revenues will be generated both through corporate sponsors and/or direct charges to the non-profits and services through hosting fees and/or WebAd fees.

     - HelpCity University- Internet training for schools and service organizations. Helps brand and expand our services and products.

     - Online Classified Ads- Ads for business to business, business to consumer, and consumer to consumer. Adds value to other business programs. No service charges at this time. (Future enhancement)

     - Online Auctions- Ads for business to business and consumers. Adds value to other programs offered to businesses and consumers. No service charges at this time. (Future enhancement)

     - HelpCity Partnerships- Partnerships to market our products and services. These are arrangements with individuals, groups, and organizations to help market the Company in other geographical areas.

     - Community Calendars- Lists local city and community events for consumers to organize their daily and monthly activities. Where possible, revenues are generated through corporate sponsors.

     - Holiday Shopping Ideas and Services- Helps people save time and money by conveniently presenting unique and special gift ideas available to purchase. Revenues are generated from local businesses for special placement and promotion in our online and offline platforms.

     - Online Visitor Guides- Helps new residents find valuable services and information to help them settle into a community. Where possible, revenues are generated through corporate sponsors or cities.

     Our focus is to generate revenues and to provide the community with useful local information. Significant effort has been spent in the past year and a half to identify and gather all the useful information in the selected local community. Another area of concentration has been spent in creating, designing, organizing, developing, and implementing ways to effectively deliver useful local information to the community online and offline. The result has been the launch of showcase cities that prove how our products and services benefit and serve businesses and the community.

     The current products and services together is the foundation that will allow us to grow rapidly in the future. Many of these services and products will be significantly expanded and will serve as centerpieces and components for other ideas.

COMPETITION

     We have a five point competitive market approach:


          - In-depth local community focus.
          - Integrated online services and offline products (HelpCity portal and Helper/Directorzine).
          - A strategy that creates mutually beneficial co- partnerships with municipalities, chambers of commerce and community organizations.
          - Multilingual content.  (English, Spanish, and Chinese)
          - Extremely competitive and cost effective entry price points (less than a dollar a day) for HelpCity services.


                             COMPARISON OF SERVICES

                          Telephone Book          Internet
                           Publishers            Companies   HELPCITY
COMMUNITY FOCUS                 NO                  YES        YES
INTEGRATED SERVICE              YES                 NO         YES
PARTNERSHIPS                    NO                  NO         YES
MULTILINGUAL                    NO                  YES        YES
COST                            HIGH                LOW        LOW

     Our competitors primarily fall into two distinct categories: telephone book publishers and Internet companies.

     We have made a commitment to bringing together the real world and the virtual world on a local basis. This approach is expensive and time consuming, but once established the approach gives us a potential strategic advantage.
For example, there is only one city hall in each city, and once a partnership is established it is differentiated in the marketplace (and though not exclusive, a city hall will not ordinarily support multiple service providers with the same services or opportunities). The differentiated value is that we receive added credibility and marketing support from the city, as well as placement preference on the official city web site.

     Most small local businesses have limited time and resources to develop marketing strategies and an Internet presence. Management believes the window of opportunity is significant in size and that there is demand for locally
focused community information.   Thus, a company that provides services and
products that are community- focused. fills a real need in the marketplace. We believe that we have demonstrated that we can create and sustain this type of service and that we have a competitive lead in our concept in the marketplace in terms of establishing the idea, setting up and expanding a scalable infrastructure and deploying a revenue producing business model.

     We recognize that all of our products and services can and will be duplicated by others over time. Due to the dynamic nature of our industry, main competitors can change very rapidly. For example, when we were first established, chambers of commerce were viewed as potential competitors. Now, however, chambers of commerce are one of our main strategic partners. As in any process, many things can happen and many factors can change. Our approach is to be adaptable and flexible in this ever-changing landscape.

INTELLECTUAL PROPERTY

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have five trademark applications pending in the United States. We do not know whether these trademarks will be granted or, that if granted, that the marks will be challenged or invalidated. We have no registered trademarks or service marks to date. It may be possible for unauthorized third parties to copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

     Other parties may assert, from time to time, infringement claims against us. We may also be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees, if any. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

GOVERNMENTAL REGULATION

     Although there are currently few laws and regulations directly applicable to the Internet and e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the internet or e-commerce covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online information and advertising may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise harm our business, operating results and financial condition. Moreover, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the internet could harm our business.

     We intend to closely monitor applicable laws and regulations to assure that we comply with applicable laws in that regard.

RESEARCH AND DEVELOPMENT

     As of June 30, 2001, we have spent over two years directly related to research and development activities amounting to approximately $115,119 in costs.

EMPLOYEES

     As of June 30, 2001, we had 35 full-time employees. None of our employees are covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our principal executive offices are located at 237 W. Bonita Ave., Suite E, San Dimas, California 91773, which we occupy under a lease for $4,656 per month. That facility consists of approximately 4,526 square feet. We believe that if required we can lease the same or comparable offices at approximately the same monthly rate. Our present location is suitable for our ongoing business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of our current directors and executive officers. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers except that David Wong and Traci Wong are husband and wife, and David Wong and Frankie Wong are brothers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Our directors and executive officers are as follows:

     Name                         Age     Positions
     ----                         ---     ---------

   David Wong                      51     President, Chairman of the Board of
                                          Directors

   Traci Wong                      39     Senior Vice-President, Secretary,
                                          Treasurer, Member of the Board of
                                          Directors

   Frankie Wong                    45     Member of the Board of Directors

   Linda D. Edwards                48     Member of the Board of Directors

   Nathan Komura                   34     Member of the Board of Directors

   Johnny Chua                     46     Member of the Board of Directors

   Ken Himes                       66     Member of the Board of Directors


     DAVID WONG, PRESIDENT, CHAIRMAN OF THE BOARD OF DIRECTORS. Prior to his position with the Company, Mr. Wong was the Chief Executive Officer and a founder of CCC Development Company, a joint venture with CCC Information Services from September 1989 to September 1992. CCC Development Company provided automated estimation systems to the insurance and collision repair industry. From January 1982 to September 1989, Mr. Wong served as the Chief Executive Officer and a founder of UCOP Inc., a supplier of automation software for the auto collision industry. Before his position at UCOP Inc., Mr. Wong gained experience by holding positions in managing real estate investments,
manufacturing and engineering.   Mr. Wong earned his BS in Engineering from the
University of Southern California. He is also a former Licensed Professional Civil Engineer.

     TRACI WONG, SENIOR VICE-PRESIDENT, SECRETARY, TREASURER AND MEMBER OF THE BOARD OF DIRECTORS. Ms. Wongs primary focus with the Company is overseeing the daily operations of the Company. Prior to joining the Company, Ms. Wongs background includes her experience as founder and President of FUN-E-GUY Gourmet Fortune Cookies, a food products manufacturer, from January, 1995 to
December,1997.   Prior to that, Ms. Wong was responsible for implementing and administering automated collection systems for the Washington State Department of Social and Health Services for nine years. Ms. Wong also contributes her experience as a photographer to the Company.

     FRANKIE WONG, MEMBER OF THE BOARD OF DIRECTORS. Mr. Wong has worked for more than 20 years for the City of Los Angeles. From 1980 to present, Mr. Wong has managed projects on various platforms, including applications developed and implemented on the IBM mainframe environment using SAS and FOCUS, client/server applications utilizing Intel-based servers running Windows NT/2000 OS, Novell Netware file/print services, and PC-based applications. Mr. Wong received his BS in Engineering from the University of Southern California.

     LINDA D. EDWARDS, MEMBER OF THE BOARD OF DIRECTORS. Ms. Edwards joined the Company in October 2000 and presently serves as a director of the Company. Ms. Edwards was also a founder of Mortgage Investors Corporation (MIC) in 1993, a company with gross sales which later exceeded one billion dollars annually. For the last five years, Ms. Edwards has managed her personal independent investments.

     KEN HIMES, MEMBER OF THE BOARD OF DIRECTORS. In 1962, Mr. Himes founded and established Himes Peters Jepson Architects, Inc., an architectural firm in Orange County, California, which exists to date. Mr. Himes has also operated branch offices of the firm in Washington, Arizona, and Northern California. Mr. Himes is a Member of the CEO Roundtable at UCI and actively involved in numerous non-profit organizations in Orange County. Currently, Mr. Himes is semi-retired, doing consulting work and managing investments. Mr. Himes received Bachelor of Architecture in 1959 from Kansas State University.

     NATHAN KOMURA, MEMBER OF THE BOARD OF DIRECTORS. Mr. Komura has been a Pharmacist at Sav-On Pharmacy since 1989. Mr. Komuras previous employment includes positions at Hilo Hospital Hawaii and the Veterans Administration, Sepulveda, California. Mr. Komura earned his Doctorate of Pharmacy from the University of Southern California.

     JOHNNY CHUA, MEMBER OF THE BOARD OF DIRECTORS.   Mr. Chua is a self
employed businessman, operating Tempo Printing Graphics with his 20 years of experience in the U.S. printing and export trade business. From 1976 to 1980, Mr. Chua worked for a Toyota dealership in the Phillippines as a Corporate Planning and Development Manager. Mr. Chua currently serves as an Economic Development Commissioner of the city of Walnut. Presently, Mr. Chua is also the President of the Filipino American Chamber of Commerce of San Gabriel Valley. Born and raised in the Phillippines, Mr. Chua is multilingual, and received his primary education in the Phillippines. Mr. Chua also pursued two years of Business and Marketing studies at the University of California, Los Angeles.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

     Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.
We currently have an insurance policy for our officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             EXECUTIVE COMPENSATION


Summary Compensation Table


     The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal year ended December 31, 1999 and December 31, 2000. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                                                                             Long Term Compensation
                                                                         -----------------------------
                                   Annual Compensation                    Awards               Payouts
                                  -------------------                    ------------------------------

                                                               Restricted   Securities
Name and                                        Other Annual      Stock     Underlying     LTIP      All  Other
Principal                                       Compensation     Awards       Options    Payouts      Compensation
Position           Year  Salary ($)   Bonus ($)       ($)            ($)       SAR's (#)     ($)          ($)
-----------        ----  -----------  ---------  --------------  -----------  -----------  --------  -------------

David Wong
(President,         1999    -0-         -0-        8,992 (1)        -0-         -0-          -0-        -0-
 CEO)               2000    -0-         -0-       18,861 (1)        -0-         -0-          -0-        -0-

------------------------------------------------------------------------------------------------------------------
Traci Wong
(Sr. Vice Pres.,
Secretary,          1999    -0-         -0-        8,992 (1)        -0-         -0-          -0-        -0-
Treasurer)          2000    -0-         -0-       18,861 (1)        -0-         -0-          -0-        -0-
------------------------------------------------------------------------------------------------------------------
(1) For fiscal 1999 and  2000,  David  Wong and Traci Wong were not full-time employees of the Company and did not receive salaries; however,  professional fees  were  paid to David Wong and Traci Wong in the amounts shown above.
As of January  2001,  the  Company  will pay annual salaries of $70,000 and $60,000 to David Wong and Traci  Wong,
respectively.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)


                          NUMBER OF       PERCENT OF TOTAL
                          SECURITIES        OPTIONS/SAR'S
                          UNDERLYING    GRANTED TO EMPLOYEES   EXERCISE OF
                        OPTIONS/SAR'S       IN YEAR ENDED       BASE PRICE
NAME                     GRANTED (#)      DECEMBER 31, 2000       ($/SH)     EXPIRATION DATE
----------------------  --------------  ---------------------  ------------  ---------------

David Wong              -0-              -0-                    -0-           -0-
--------------------------------------------------------------------------------------------
Traci Wong              -0-              -0-                    -0-           -0-
--------------------------------------------------------------------------------------------


                            AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND FY-END OPTION/SAR VALUES


                                                      NUMBER OF UNEXERCISED    VALUE OF UNEXERCISABLE IN-
                           SHARES                     SECURITIES UNDERLYING      THE-MONEY OPTIONS/SAR'S
                        ACQUIRED ON      VALUE       OPTIONS/SAR'S AT FY-END          AT FY-END ($)
NAME                    EXERCISE (#)  REALIZED ($)  EXERCISABLE/UNEXERSISABLE   EXERCISABLE/UNEXERCISABLE
----------------------------------------------------------------------------------------------------------

David Wong                 -0-           -0-                  -0-                         -0-
----------------------------------------------------------------------------------------------------------
Traci Wong                 -0-           -0-                  -0-                         -0-
----------------------------------------------------------------------------------------------------------


Employment Agreements

     From December 1998 to June 2001, the Company and its predecessor entered into employment agreements with various employees. In connection with these agreements, the Company agreed to issue units (subsequently changed to shares) to these employees upon their continued employment. Under the terms of the agreements, shares vested over 3 years, with 1/3 of the units vesting upon the first anniversary of the granting of the units, and the remaining 2/3 of the units vesting monthly over the succeeding 24 months. The total commitment was 624,500 shares and 273,000 shares for fiscal 2000 and 1999, respectively.
These units had a total value of $474,500 and $69,750 during fiscal 2000 and
1999, respectively.   At June 24, 2001, the total number of shares issued or
committed pursuant to such employment agreements (including 191,500 shares related to employment agreements entered into during fiscal 2001) totaled 499,500 shares, excluding 589,500 shares cancelled due to termination or resignation of employees. Effective as of June 25, 2001, 494,500 of the shares issued and to be issued to such employees under their employment agreements were cancelled pursuant to Exchange Agreements, see Exhibit 10.3 attached, entered into between the Company and such employees, wherein equity consideration was issued to such employees in another format.

2001 Employee Stock Option Plan

     Effective June 25, 2001, the Company's Board of Directors and shareholders approved the 2001 Employee Stock Option Plan of HelpCity, Inc. Under the terms of the Option Plan, the Board of Directors appointed a Committee which has the sole authority to determine which of the eligible persons shall receive options, the number of shares which may be issued upon exercise of an option, and other terms and conditions of the options granted under the Plan to the extent they do not conflict with the terms of the Plan. An aggregate of 3,000,000 shares of common stock are reserved for issuance under the Plan. The exercise price for all options granted under the Plan shall be 100% of the fair market value of the Company's common stock on the date of grant, unless the recipient is the holder of more than 10% of the already outstanding securities of the Company, in which case the exercise price shall be 110% of the fair market value of the Company's common stock on the date of grant.

     On June 25, 2001, the Company's Board of Directors granted, pursuant to the Option Plan, an aggregate of 494,500 Incentive Stock Options (as defined by the
Plan), exercisable at $0.39 per share (100% the fair market value of the Company's Common Stock on the date of grant) to certain employees of the Company in accordance with the Exchange Agreements entered into between the Company and certain employees. See "Employment Agreements."

Compensation of Directors

      The Company committed an aggregate of 1,000 shares of its restricted common stock (as that term is defined under Rule 144 of the Securities Act of
1933) to each of the Company's two independent directors, Ken Himes and Johnny
Chua, in consideration for their services rendered.   From time to time, the
Company may adjust and increase the compensation to current and future Directors for their services.

                             PRINCIPAL STOCKHOLDERS

Common Stock

     The following table sets forth certain information regarding beneficial ownership of common stock as of June 30, 2001 by:

     - each person known to us to own beneficially more than 5% of the Company's common stock;
     -     each of the Company's directors;
     -     each of the Company's named executive officers; and
     -     all executive officers and directors as a group.

     Except as otherwise indicated, the address for each person is 237 W. Bonita Ave., Suite E, San Dimas, California 91773.


                                         Amount and                               Percent of
                                          Nature of                               Class if
                    Name and Address of  Beneficial     Percent of  After         100% of
 Title of Class     Beneficial Owner     Ownership(1)     Class    Offering(2)   Shares Sold(5)
 --------------     ----------------     ---------        -----    --------      --------------


Common stock      David and Traci Wong    9,857,298       49.1%   9,882,298        41.1%
Common stock      Frankie Wong              600,000        3.0%     600,000         2.5%
Common stock      Nathan Komura             188,700        0.9%     208,700         0.9%
Common stock      Johnny Chua               175,417(3)     0.9%     190,417         0.8%
Common stock      Ken Himes                 226,000(4)     1.1%     251,000         1.0%
Common stock      Linda Edwards           5,159,261       25.7%   5,159,261         21.4%

All Officers and
Directors as a Group
(7 persons)                              16,206,676       80.8%  16,291,676         67.7%
                                        ===========       =====  ==========         =====

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days.
(2) Based on each shareholder's intention to purchase New Shares in the Offering registered herein and expressed at a Meeting of the Board of Directors held on September 27, 2001.
(3) Includes 174,417 shares beneficially owned by Marinelli Ng, wife of Mr. Chua. Also includes 1,000 shares committed but not issued to Mr. Chua as compensation for his services as a director.
(4) Includes 225,000 shares beneficially owned by Himes Family Trust, of which Mr. Himes is a trustee and co-beneficiary. Also includes 1,000 shares committed but not issued to Mr. Himes as compensation for his services as a director.
(5) Assumes sales of 4,000,000 common shares as registered herein and no shares rescinded.

                              CERTAIN TRANSACTIONS

     In January 1999, the Company's predecessor, Helpcity.com, LLC, issued to three of its founders, 11,789,250 units in consideration for their services in starting up the Company. Later, two of the founders returned 477,852 units to allow the Company to issue additional units to other investors and third parties.

     The Company purchased computer equipment totaling $37,496 and $38,108 for the years ended December 31, 2000 and 1999, respectively, from Twin Leaf Inc., a minority shareholder (Twin Leaf). The Company had an outstanding accounts payable of approximately $5,600 to Twin Leaf as of December 31, 2000; this liability was written off since Twin Leaf went out of business during 2000 and the whereabouts of the principals are unknown.

     During fiscal 2000, the Company redeemed 959,100 units from founders and other investors for $323,200. The Company reduced members interest by the original cost basis of the amounts redeemed, totaling $35,000, and increased accumulated deficit by $288,200 for the remaining portion. A portion of this redemption amount of $77,384 was advanced to the founders during fiscal 1999 and the remaining amount was paid during fiscal 2000.

     Effective December 31, 2000, the Company issued 20,382,414 shares of its restricted common stock in exchange for all of the outstanding membership interests of HelpCity.com, LLC, a California Limited Liability Company in a business combination described as a reorganization. For accounting purposes, the reorganization has been treated as the reorganization of HelpCity.com, LLC into the Company. As part of the reorganization, the Company became the surviving entity. Immediately prior to the reorganization, the Company had zero shares of common stock outstanding. As part of the reorganization with HelpCity.com, LLC, the Company issued 20,382,414 shares of its common stock to the membership interest holders of HelpCity.com, LLC in exchange for 20,382,414 membership interests of HelpCity.com, LLC. All of the issuances were exempt under Section 4(2) of the Securities Act of 1933.

                              PLAN OF DISTRIBUTION


     The following discussion addresses the material terms of the plan of distribution. We are offering up to 4,000,000 new shares of our common stock at a price of $1.00 per share to be sold by our executive officers and directors. The shares will be sold through our executive officers and directors, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on our behalf in connection with such activities. Such persons will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934.

     Our officers and directors intend to seek to sell the common stock in this offering by contacting persons with whom they have had prior contact who have expressed interest in HelpCity, and by seeking additional persons who may have interest through various methods such as mail, telephone, facsimile, and email. Any solicitations by mail, facsimile, or email will be preceded by or accompanied by a copy of this Prospectus. We do not intend to offer the securities over the internet or through general solicitation or advertising.

     Since this offering is conducted as a direct offering through our executive officers and directors, there can be no assurance that any of the shares will be sold. If we fail to sell all the shares we are trying to sell, our ability to implement our business plan will be materially effected, and you may lose all or substantially all of your investment.

     As of the date of this prospectus, we do not presently have an underwriter for these shares, and no broker has been retained for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

     The offering for the Rescission Shares will expire on approximately December 12, 2001 (subject to extension for another 30 days at our discretion). The offering of the New Shares will expire no later than August 12, 2002.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, par value $0.001. The following summary of certain provisions of our common stock, preferred stock, and warrants is qualified in its entirety by reference to our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common stock

     As of June 30, 2001, there were 20,058,880 shares of common stock outstanding (including 6,000 shares committed), held by approximately 130 shareholders of record.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. Upon a liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable too the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

     Our board of directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. There are currently no preferred shares authorized, issued or outstanding.

     We will not offer preferred stock to Promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders, or the issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

Potential Impact of Penny Stock Rules

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.

     Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such regulations increase the likelihood that brokerage firms will not participate in a potential future market for our stock. The regulations require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customers financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

Transfer Agent

     The transfer agent for our common stock is Transfer Online, Inc., 227 Pine Street, Suite 300, Portland, Oregon, 97204.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Cutler Law Group, Newport Beach, California. M. Richard Cutler, the President of Cutler Law Group, is presently indirectly the beneficial owner of an aggregate of 70,000 shares of our common stock.

                              AVAILABLE INFORMATION

     We have filed with the U.S. Securities and Exchange Commission, a registration statement under the Securities Act concerning the new shares of common stock offered by this prospectus, and concerning the rescission offer with respect to the Rescission Shares. Some portions of the registration statement have not been included in this prospectus as permitted by the Commission's regulations. For further information concerning the Company, the new shares of common stock and the rescission offer, see the registration statement and its exhibits, which may be inspected at the offices of the Commission, without charge. Copies of the material contained in the registration statement may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete; where such contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is made for a full statement of the provisions of the exhibit.

     After completion of this offering, the Company will be governed by the information requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, will file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be read and copied at Public Reference Room of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549. Additionally, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                                     EXPERTS

     The financial statements of HelpCity, Inc. as of December 31, 1999 and 2000 included in this prospectus have been so included in reliance on the report of Corbin & Wertz, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report                   F-2

Financial Statements Balance sheets            F-3

Statements of operations                       F-4

Statements of Shareholders' Equity (Deficit)   F-5-6

Statements of cash flows                       F-7

Notes to Financial Statements                  F-8-18

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



Board  of  Directors  and  Stockholders
HelpCity,  Inc.


We have audited the accompanying balance sheet of HelpCity, Inc. (the "Company") (formerly known as HelpCity.com, LLC) as of December 31, 2000, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HelpCity, Inc. as of December 31, 2000, and the results of its operations and its cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully disclosed in Notes 1 and 7 to the financial statements, the Company's significant losses since inception and the pending rescission offering raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                         CORBIN  &  WERTZ
Irvine,  California
March  5,  2001

                                 HELPCITY, INC.
                      (FORMERLY KNOWN AS HELPCITY.COM, LLC)
                                  BALANCE SHEET


                                                                JUNE 30,
ASSETS                                                            2001       DECEMBER 31, 2000
                                                              ------------  -------------------
                                                               (UNAUDITED)

Current assets:
  Cash and cash equivalents                                   $   506,830   $        1,453,994
  Accounts receivable, net of allowance for doubtful
    accounts of $15,500 and $15,500, respectively                  44,235               45,090
  Prepaid expenses and other                                       25,539               59,779
                                                              ------------  -------------------
    Total current assets                                          576,604            1,558,863

Property and equipment, net                                       184,598              121,881
Other.                                                              1,300                    -
Capitalized web site development costs, net                        84,084               77,747
                                                              ------------  -------------------

                                                              $   846,586   $        1,758,491
                                                              ============  ===================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable and accrued expenses                       $   125,562   $          162,754
  Deferred revenues                                                60,054               42,692
                                                              ------------  -------------------
    Total current liabilities                                     185,616              205,446
                                                              ------------  -------------------

Commitments and contingencies

Common stock subject to rescission, $0.001 par value;
   3,847,284 shares issued and outstanding (including par
    value of  $3,847)                                           1,017,100            1,017,100
                                                              ------------  -------------------

Shareholders' equity (deficit):
  Preferred stock, $0.001 par value, 20,000,000 shares
        authorized, 0 shares issued and outstanding                     -                    -
  Common stock, $0.001 par value; 100,000,000 shares
        authorized; 16,211,596 and 16,535,130 shares issued
    and outstanding, respectively (including 6,000 and 0
    shares committed for services, respectively)                   16,212               16,535
  Additional paid-in capital                                    2,260,842            2,269,525
  Accumulated deficit                                          (2,633,184)          (1,750,115)
                                                              ------------  -------------------
    Total shareholders' equity (deficit)                         (356,130)             535,945
                                                              ------------  -------------------
                                                              $   846,586   $        1,758,491
                                                             ============== ===================


                      See independent auditors' report and
                   accompanying notes to financial statements


                                 HELPCITY, INC.
                      (FORMERLY KNOWN AS HELPCITY.COM, LLC)
                            STATEMENTS OF OPERATIONS





                                      FOR THE SIX MONTHS ENDED          FOR THE YEARS ENDED
                                             JUNE 30,                      DECEMBER 31,
                                            --------                       ------------
                                         2001          2000            2000          1999
                                         ----          ----           ------        ------
                                     (UNAUDITED)    (UNAUDITED)


Sales revenues. . . . . . . . .  $        91,123  $     56,067   $   128,910   $    49,547

Operating expenses. . . . . . .          996,581       443,892     1,266,696       384,634
                                 ----------------  ------------  ------------  ------------

    Loss from operations. . . .         (905,458)     (387,825)   (1,137,786)     (335,087)
                                 ----------------  ------------  ------------  ------------

Other income (expense):
  Interest income . . . . . . .           23,764         1,547        17,739             -
  Interest expense. . . . . . .             (575)       (3,256)       (9,572)       (1,400)
  Other expense . . . . . . . .                -          (375)        5,791             -
                                 ----------------  ------------  ------------  ------------

    Net other income (expense).           23,189        (2,084)       13,958        (1,400)
                                 ----------------  ------------  ------------  ------------

Loss before income taxes. . . .         (882,269)     (389,909)   (1,123,828)     (336,487)

Income taxes. . . . . . . . . .              800             -           800           800
                                 ----------------  ------------  ------------  ------------

Net loss. . . . . . . . . . . .  $      (883,069)  $  (389,909)  $(1,124,628)  $  (337,287)
                                 ================  ============  ============  ============

Net loss available to common
  shareholder per common share.  $         (0.04)  $     (0.03)  $     (0.07)  $     (0.03)
                                 ================  ============  ============  ============

Weighted average number of
  common shares outstanding . .       20,299,981    14,670,916    15,975,213    12,103,658
                                 ================  ============  ============  ============

                      See independent auditors' report and
                   accompanying notes to financial statements



                                             HELPCITY, INC.
                                 (FORMERLY KNOWN AS HELPCITY.COM, LLC)
                            STATEMENTS OF SHAREHOLDERS' EQUITY (DEFCIT)
                          FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                            Additional
                                          Members' Interest   Common Stock    Paid-in    Accumulated
                                         Shares      Amount   Shares  Amount  Capital     Deficit       Total
                                       ----------- --------- ------- ------- --------   ---------    ----------
Balance, January 1, 1999 . . . . . . .           -  $      -      -   $   -   $     -    $     -      $       -

Units issued to founders at no cost,
  adjusted for subsequent returns
  of 477,852 units . . . . . . . . . .  11,311,398         -      -       -         -          -              -

Units sold for cash. . . . . . . . . .   2,419,050   532,500      -       -         -          -        532,500

Units issued for third-party  services     331,071    64,690      -       -         -          -         64,690

Units issued for members' accrued
  interest . . . . . . . . . . . . . .       4,200     1,400      -       -         -          -          1,400

Units issued to employees for
  services rendered. . . . . . . . . .      20,850     3,475      -       -         -          -          3,475

Net loss . . . . . . . . . . . . . . .           -         -      -       -         -   (337,287)     (337,287)
                                        ----------  --------  ------  -----   -------  ----------    ----------

Balance, December 31, 1999 . . . . . .  14,086,569   602,065      -       -         -   (337,287)       264,778


Continued. . .

                                                HELPCITY, INC.
                                    (FORMERLY KNOWN AS HELPCITY.COM, LLC)
                                 STATEMENTS OF SHAREHOLDERS' EQUITY (DEFCIT)
                               FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                    Additional
                                          Members' Interest      Common Stock        Paid-in    Accumulated
                                         Shares      Amount   Shares       Amount    Capital      Deficit         Total
                                       ----------- --------- ----------   -------    --------    ---------    ---------

Units sold for cash. . . . . . . . . .  6,946,595  2,579,500          -        -          -             -     2,579,500

Units issued for third-party  services    255,716    142,386          -        -          -             -       142,386

Units issued for members' accrued
  interest . . . . . . . . . . . . . .      3,600      1,200          -        -          -             -         1,200

Redemption of certain members interest  (959,100)   (35,000)          -        -          -     (288,200)     (323,200)

Units issued to employees for
  services rendered. . . . . . . . . .     49,034     13,009          -        -          -             -        13,009

Net loss . . . . . . . . . . . . . . .          -          -          -        -          -    (1,124,628)  (1,124,628)
                                       -----------  --------   --------   ------  ---------   -----------    ----------
Balance before reorganization,
  December 31, 2000 . . . . . . . .    20,382,414  3,303,160          -        -          -   (1,750,115)     1,553,045

Reorganization of HelpCity.com, LLC
  to HelpCity, Inc. . . . . . . . .  (20,382,414)(3,303,160) 20,382,414   20,382  3,282,778             -             -

Reclassification of common stock
   subject to rescission. . . . . .             -          - (3,847,284) (3,847) (1,013,253)            -   (1,017,100)
                                      ----------- ---------- ----------- -------  ----------  -----------   -----------
Balance, December 31, 2000. . . . .             - $        -  16,535,130 $16,535  $2,269,525  $(1,750,115)  $   535,945
                                      =========== ========== =========== =======  =========== ============  ===========

                                        See independent auditors' report and
                                     accompanying notes to financial statements


                                            HELPCITY, INC.
                                 (FORMERLY KNOWN AS HELPCITY.COM, LLC)
                                       STATEMENTS OF CASH FLOWS



                                                     FOR THE SIX MONTHS ENDED        FOR THE YEARS ENDED
                                                            JUNE 30,                     DECEMBER 31,
                                                            --------                     ------------
                                                        2001          2000            2000         1999
                                                        ----          ----           ------       ------
                                                    (UNAUDITED)    (UNAUDITED)


Cash  flows  from  operating  activities:
  Net loss. . . . . . . . . . . . . . . . . . . . . .  $ (883,069)  $(389,909)  $(1,124,628)  $(337,287)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization . . . . . . . . . .      89,707      54,534       118,108      27,520
    Bad debt expense. . . . . . . . . . . . . . . . .           -       6,000        15,435       3,500
    Common stock issued and/or committed
      for services and accrued interest . . . . . . .      39,094      69,464       156,595      69,565
    Changes in operating assets and liabilities:
      Accounts receivable . . . . . . . . . . . . . .         855      (6,546)      (47,710)    (16,315)
      Prepaid expenses and other assets . . . . . . .      32,940     (20,131)      (52,321)     (6,558)
      Accounts payable and accrued expenses . . . . .     (37,192)     39,311       161,392       1,362
      Deferred revenue. . . . . . . . . . . . . . . .      17,362       3,926        24,807      17,885
                                                       -----------  ----------  ------------  ----------

  Net cash used in operating activities . . . . . . .    (740,303)   (243,351)     (748,322)   (240,328)
                                                       -----------  ----------  ------------  ----------

Cash flows from investing activities:
  Purchases of property and equipment . . . . . . . .    (105,925)    (38,810)      (75,428)   (114,647)
  Costs incurred for web site development . . . . . .     (52,836)    (47,963)      (84,120)    (71,061)
                                                       -----------  ----------  ------------  ----------

  Net cash used in investing activities . . . . . . .    (158,761)    (86,773)     (159,548)   (185,708)
                                                       -----------  ----------  ------------  ----------

Cash flows from financing activities:
  Proceeds from issuance of members' interests. . . .           -     585,100     2,579,500     532,500
  Payments for redemption of members' interests . . .     (48,100)   (207,316)     (240,216)    (83,884)
                                                       -----------  ----------  ------------  ----------

  Net cash (used in) provided by financing activities     (48,100)    377,784     2,339,284     448,616
                                                       -----------  ----------  ------------  ----------

Net change in cash and cash equivalents . . . . . . .    (947,164)     47,660     1,431,414      22,580

Cash and cash equivalents at beginning of period. . .   1,453,994      22,580        22,580           -
                                                       -----------  ----------  ------------  ----------

Cash and cash equivalents at end of period. . . . . .  $  506,830   $  70,240   $ 1,453,994   $  22,580
                                                       ===========  ==========  ============  ==========


Supplemental disclosure of cash and cash equivalent
  information:
  Cash paid during the period for:
    Interest. . . . . . . . . . . . . . . . . . . . .  $      575   $   3,256   $     8,372   $       -
                                                       ===========  ==========  ============  ==========
    Income taxes. . . . . . . . . . . . . . . . . . .  $      800   $       -   $       800   $     800
                                                       ===========  ==========  ============  ==========

                                     See independent auditors' report and
                                  accompanying notes to financial statements


                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS


NOTE  1  -  ORGANIZATION
------------------------

Organization  and  Line  of  Business
-------------------------------------

HelpCity, Inc. (the "Company") (formerly known as HelpCity.com, LLC), a Nevada corporation, publishes Internet-based telephone and web address directories, and operates and maintains an Internet web site with a local community emphasis. The Company initially started as a general partnership on December 9, 1998 and the partnership was converted to a California Limited Liability Company on January 26, 1999. Effective December 31, 2000, the Company reorganized from a California Limited Liability Company into a Nevada C corporation.

Going  Concern
--------------

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses from operations through December 31, 2000, lack of operating history, negative cash flows from operations and is in the process of preparing a rescission offering to some of its shareholders (see
Note 7). The Company intends to fund operations through increased sales and debt and equity financing arrangement which management believes may be insufficient to fund its capital expenditures, working capital and other cash requirements for the fiscal year ended December 31, 2001 and beyond. Therefore, the Company will be required to seek additional funds to finance its long-term operations. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The financial statements do not include any adjustments related to the recoverability and classification of assets carrying amounts (including the realizability of long-lived assets) or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Risks  and  Uncertainties
-------------------------

The Company is a start-up company and intends to operate in a highly competitive industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with an emerging business, including the potential risk of business failure.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS


NOTE  1  -  ORGANIZATION,  CONTINUED
------------------------------------

Unaudited  Financial  Statements
--------------------------------

The accompanying unaudited financial statements as of and for the six months ended June 30, 2001 and 2000 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements. Accordingly, these financial statements do not include certain information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary in order to fairly present the financial statements. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the Company's audited financial statements, and notes thereto, which are included herein.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

Use  of  Estimates
------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, provision for losses on accounts receivable, valuation of deferred taxes and the realizability of long-lived assets. Actual results could differ from those estimates.

Revenue  Recognition
--------------------

Monthly maintenance and access fees are charged to customers who have their business information hosted in the Company's web site. The Company recognizes revenue during the month in which such services are provided. The Company also helps customers to design, develop and implement their web sites. Revenues are recognized when such web sites are accepted by the customer and launched. In addition, with the subscription of the web-site access and maintenance package, the Company will list the customers' names, location addresses, telephone numbers and web site and e-mail addresses in the Company's printed "yellow page" directories of local community businesses without charging additional fees. The first issue of the Company's directory will be issued in 2001. Revenues received from customers that advertise their business in the directory will be recognized once the directory is distributed to the households in the local community. The Company accounts for its bartered transactions in accordance with EITF 99-17, "Accounting for Advertising Barter Transactions." The Company's non-cash transactions are not recorded as sales as the value of the services rendered to the customers can not be objectively verified.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
----------------------------------------------------------------------

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The Company adopted SAB 101 in fiscal 2000; this adoption did not have a material impact on the Company's financial position or results of operations.

Fair  Value  of  Financial  Instruments
---------------------------------------

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash and cash equivalents, trade payables and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments.

Concentrations
--------------

At times, the Company maintains cash balances at a financial institution in excess of the Federal Depository Insurance Corporation ("FDIC") insurable limit of $100,000. As of December 31, 2000, the Company's uninsured cash aggregate was approximately $1,350,000.

The majority of the Company's sales are to customers in local communities in Southern California such as the cities of Walnut, Diamond Bar, La Puente, Pomona, Monterey Park, Hacienda Heights, Rosemead, West Covina, Chino, Chino Hills, San Dimas and Balwin Park. Credit is extended based on an evaluation of each customer's financial condition and collateral is not required. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

There were no sales concentrations for the year 2000. The Company had sales to one customer which represented 18% of net sales for the year 1999. The Company has no single customer with an account balance comprising more than 10% of total accounts receivable as of December 31, 2000.

Cash  and  Cash  Equivalents
----------------------------

The Company considered all highly liquid financial instruments with an original maturity of three months or less to be cash equivalents.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
----------------------------------------------------------------------

Property  and  Equipment
------------------------

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years.

Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

Web  Site  Development  Costs
-----------------------------

The Company accounts for its web site development costs in accordance with EITF 00-02, "Accounting for Web Site Development Costs," which states that all costs relating to software used to operate a web site and relating to development of initial graphics and web page design should be accounted for using Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 allows the capitalization of certain of these costs. As a result, the Company has capitalized costs of $84,120 and $71,061 for web site development and subsequent significant improvements to the existing web site infrastructure during the years ended December 31, 2000 and 1999, respectively. These costs are being amortized over a two-year period. Amortization for the years ended December 31, 2000 and 1999 related to these costs was $68,551 and $8,883, respectively.

Long-Lived  Assets
------------------

In accordance with the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company regularly reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Based on its analysis and subject to the satisfactory outcome of future operations as described above, the Company believes that no impairment of the carrying value of its long-lived assets existed at December 31, 2000. There can be no assurance, however, that market or economic conditions will not change or demands for the Company's services will continue which could result in impairment of long-lived assets in the future.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
----------------------------------------------------------------------

Stock-Based  Compensation
-------------------------

The Company accounts for non-employee stock-based compensation under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation." SFAS 123 defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25 (see Note 8).

In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB 25. FIN 44 clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25 (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material effect on the financial statements.

Advertising
-----------

The Company expenses all advertising as incurred. Amounts incurred for advertising expense for the years ended December 31, 2000 and 1999 were $6,764 and $3,986, respectively.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
----------------------------------------------------------------------

Earnings  Per  Share
--------------------

The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." Under SFAS 128, basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same as additional potential common shares would be anti-dilutive. The Company has no additional potential common stock at December 31, 2000 and 1999.

Income  Taxes
-------------

From December 9, 1998 to December 31, 1998, the Company was taxed as a General Partnership for Federal and California state purposes. As of January 1, 1999, the Company elected to be taxed as a Limited Liability Corporation. Under these provisions, the Company did not pay Federal corporate taxes on its income. Instead, the members were liable for income taxes on their respective share of the Company's taxable income and other distributable items. For California state tax purposes, the Company paid tax based on a minimum of $800 or 1.5% of taxable income.

As of December 31, 2000, the Company has elected to be treated as a C corporation for Federal and California state purposes. Therefore, the provision for income taxes in subsequent periods will be based on the applicable regulations for Federal and California state purposes.

Comprehensive  Income
---------------------

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 had no impact on the accompanying financial statements as the Company had no items of comprehensive income.

Segments  of  Business
----------------------

The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company currently operates in one segment, as disclosed in the accompanying statement of operations.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
----------------------------------------------------------------------

New  Accounting  Pronouncements
-------------------------------

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement, as amended by SFAS 137 and 138, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position or cash flows as it currently does not engage in any derivative or hedging activities.

In July 2001, FASB issued SFAS No. 141, "Business Combinations," which is effective for business combinations initiated after June 30, 2001. SFAS No. 141 eliminates the pooling of interest method of accounting for business combinations and requires that all business combinations occurring on or after July 1, 2001 are accounted for under the purchase method. The Company does not expect SFAS No. 141 to have a material impact on its financial statements.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been previously issued. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS No. 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. Impairment losses for goodwill and indefinite-life intangible assets that arise due to the initial application of SFAS No. 142 are to be reported as resulting from a change in accounting principle. However, goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the provisions of SFAS No. 142. The Company does not expect SFAS No. 142 to have a material effect on its financial statements.

In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of intangible long-lived assets and the associated asset retirement costs and is effective for fiscal years beginning after June 15, 2002. the Company does not expect SFAS No. 143 to have a material impact on its financial statements.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS

NOTE  3  -  PROPERTY  AND  EQUIPMENT
------------------------------------

As  of  December  31,  2000,  property and equipment consisted of the following:

     Equipment                        $     166,624
     Furniture  and  fixtures                11,388
     Software                                12,063
                                      -------------
                                            190,075

     Less  accumulated  depreciation       (68,194)
                                      -------------

                                      $     121,881
                                      =============

Depreciation expense for the years ended December 31, 2000 and 1999 was $49,557 and $18,637, respectively.

NOTE  4  -  RELATED  PARTY  TRANSACTIONS
----------------------------------------

Equipment  Purchases
--------------------

At the Company's inception, the Company's significant owners sold assets such as software, computers and office equipment to the Company. The assets were recorded under property and equipment in the accompanying balance sheet at their historical cost of $10,740 and are being depreciated over an estimated useful life of three or five years.

The Company purchased computer equipment totaling $37,496 and $38,108 for the years ended December 31, 2000 and 1999, respectively, from Twin Leaf Inc., a minority owner ("Twin Leaf"). The Company had an outstanding accounts payable of approximately $5,600 to Twin Leaf as of December 31, 2000; this liability was written off since Twin Leaf went out of business during 2000 and the whereabouts of the principals are unknown.

Conversion  of  Members'  Interest  Payable
-------------------------------------------

During 2000 and 1999, the Company had borrowings from members which were paid back by the Company within the same year. The total interest expense accrued to these members was $1,200 and $1,400, respectively. This amount was settled with the members by issuing additional member units of 3,600 units and 4,200 units in fiscal 2000 and 1999, respectively.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS


NOTE  5  -  SHAREHOLDERS'  EQUITY  (DEFICIT)
--------------------------------------------

Preferred  Stock
----------------

The Company has authorized 20,000,000 shares of preferred stock to be issued. These shares may be issued in one or more series as determined by the board of directors. At the time of determination, the rate of dividends (whether cumulative or non-cumulative), redemption features and liquidation preferences will be established. At December 31, 2000, no preferred stock determinations have been made by the board of directors.

Common  Stock
-------------

In June 1999, the Board of Directors authorized 13,200,000 units to be issued to members. In July 1999, the Board of Directors authorized a 2 for 1 split of members' units. In March 2000, the Board of Directors authorized a 3 for 1 split of members' units. The accompanying financial statements and footnotes reflect these transactions as if they occurred at the beginning of the two-year period ended December 31, 2000.

During the two-year period ended December 31, 2000, all units granted for services to third parties and employees have been valued at a unit price equal to the most recent sales of member units.

At the Company's inception, the three founders were issued 11,789,250 units at no cost. Later, two of the founders returned 477,852 units to allow the Company to issue additional units to other investors and third parties.

In fiscal 2000 and 1999, the Company sold 6,946,595 units and 2,419,050 units for cash of $2,579,500 and $532,500, respectively.

The Company issued 255,716 units and 331,071 units to third parties for consulting services valued at $142,386 and $64,690 in fiscal 2000 and 1999, respectively.

The Company entered into agreements with various employees during fiscal 2000 and 1999. In connection with these agreements, the Company will issue units (subsequently changed to shares) to these employees upon their continued employment. The total commitment was 624,500 units and 273,000 units for fiscal 2000 and 1999, respectively. The units vest over 3 years, with 1/3 of the units vesting upon the first anniversary of the granting of the units, and the remaining 2/3 of the units vesting monthly over the succeeding 24 months. These units have a total value of $474,500 and $69,750 during fiscal 2000 and 1999, respectively. During fiscal 2000 and 1999, agreements to issue 224,000 units and 126,000 units, respectively, were canceled, representing the unvested portion of units related to terminated employees. The canceled units had values of $131,333 and $34,500 for fiscal 2000 and 1999, respectively.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS

NOTE  5  -  SHAREHOLDERS'  EQUITY  (DEFICIT),  CONTINUED
--------------------------------------------------------

During fiscal 2000 and 1999, 49,034 and 20,850 of these units vested, resulting in compensation expense of $13,009 and $3,475, respectively. At December 31, 2000, 477,616 units (shares) have not yet vested, representing $361,933 of compensation expense to be recorded through December 31, 2003 (see Note 8 for subsequent events related to employment agreements).

During fiscal 2000, the Company redeemed 959,100 units from founders and other investors for $323,200. The Company reduced members' interest by the original cost basis of the amounts redeemed, totaling $35,000, and increased accumulated deficit by $288,200 for the remaining portion. A portion of this redemption amount of $77,384 was advanced to the founders during fiscal 1999 and the remaining amount was paid during fiscal 2000.

On December 31, 2000, in connection with the Company's reorganization to a "C" corporation, the Company eliminated its members' units and issued an equivalent number of common stock shares with the shares being recorded at a par value of $0.001 and the remaining members' interest balance being recorded to additional paid-in capital.

NOTE  6  -  COMMITMENT
----------------------

The Company leases facilities under operating leases which expire through June 30, 2002. The future minimum annual payments required under noncancelable operating leases, excluding common area maintenance and property taxes, are as follows:

       Years ending
       December 31,

              2001     $     54,000
              2002           20,000
                             ------

                       $     74,000
                             ======

Total rent expense incurred for the years 2000 and 1999 was approximately $41,000 and $23,000, respectively.

                                   HELPCITY, INC.
                       (FORMERLY KNOWN AS HELPCITY.COM, LLC)

                           NOTES TO FINANCIAL STATEMENTS


NOTE  7  -  CONTINGENCY
-----------------------

The Company issued units of members' interests during 2000 and 1999 in a form that may not have been in full compliance with federal and state securities laws. As a result, the Company may need to offer a rescission option to certain shareholders, totaling $1,017,100, plus accrued interest ranging from approximately $0 to $85,000 at December 31, 2000. The Company does not expect the ultimate resolution of this matter to have a material impact on its financial position or results of operations. However, there can be no assurance the Company will be able to resolve this matter according to management's expectations.

NOTE  8  -  SUBSEQUENT  EVENTS
------------------------------

Issuance  of  Options
---------------------

Subsequent to December 31, 2000, the Company began renegotiating its existing employment agreements with all employees. At June 24, 2001, the total number of shares issued or committed pursuant to such employment agreements (including 191,500 shares related to employment agreements entered into during fiscal 2001) totaled 499,500 shares, excluding 589,500 shares cancelled due to termination or resignation of employees. Effective as of June 25, 2001, 494,500 of the shares issued and to be issued to such employees under their employment agreements were cancelled pursuant to the Exchange Agreements entered into between the Company and such employees. On June 25, 2001, the Company's Board of Directors granted, pursuant to the 2001 Employee Option Plan ("Option Plan"), an aggregate of 494,500 incentive stock options, exercisable at $0.39 per share (equal to the estimated fair market value of the Company's common stock on the date of grant) to certain employees of the Company in accordance with the Exchange Agreements. In addition, 3,000 shares committed for employees' services valued at $3,000 in first quarter of 2001 were exchanged for options on June 25, 2001 in accordance to the Option Plan. During 2001, the Company also granted an additional 15,000 options to employees under the Option Plan. The options generally expire the earlier of ten years (five years for a 10% owner, officer or director) from the date of the grant or the termination of services or employment.

Redemption  of  Stock
---------------------

On March 24, 2001, the Company redeemed 215,000 shares from an investor for $35,000, paying $12,584 less than the investor's original cost basis. On May 12, 2001, the Company redeemed 19,650 shares from an employee for $3,100. On June 21, 2001, the Company redeemed 30,000 shares from an investor for $10,000, which was equal to the investor's original cost basis.

     ___________________

     TABLE  OF  CONTENTS
                                     Page
                                     ----                       7,847,284 SHARES
Prospectus  Summary . . . . . . . .   2                         OF COMMON STOCK
Risk  Factors . . . . . . . . . . .   5
Rescission Offer. . . . . . . . . . . 7
Price  Range  of  Securities . . . .  13
Dividend  Policy . . . . . . . . . .  13
Dilution. . . . . . . . . . . . . .   13                          HELPCITY, INC.
Use of Proceeds . . . . . . . . . .   16
Management's  Discussions  and
 Analysis of Financial  Condition
 and  Results of Operations . . . .   17                         [HELPCITY LOGO]
Business . . . . . . . . . . . . .    21
Management . . . . . . . . . . . .    33
Executive  Compensation . . . . .     36
Principal  Stockholders . . . . . .   39
Certain  Transactions . . . . . . .   40
Plan  of  Distribution . . . . . . .  41
Description  of  Securities . . . .   42
Legal  Matters . . . . . . . . . .    44
Available  Information . . . . . .    38
Experts . . . . . . . . . . . . . .   44
Index  to Financial Statements . .   F-1




     Dealer  Prospectus Delivery Obligation Until                ---------------
_____, 2002; all dealers that  effect                              PROSPECTUS
transactions in these securities, whether or not                 ---------------
participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                                                October 12, 2001

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The laws of the State of Nevada and our corporate bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur while acting in such capacities. In general, our directors and officers are indemnified for actions they take in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests. With respect to criminal actions or proceeds, they are indemnified if they had no reasonable cause to believe their actions were unlawful. In addition, their liability is limited by our Articles of Incorporation.

     The Company maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for certain claims, to our Company.

     At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director or officer.

OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table sets forth our estimated expenses in connection with the distribution of the securities being registered. Except for SEC filing fees, all expenses have been estimated and are subject to future contingencies.

     SEC registration fee                        $    1,254
     Legal fees and expenses                         50,000
     Printing and engraving expenses                  5,000
     Accounting fees and expenses                    50,000
     Blue sky fees and expenses                       5,000
     Transfer agent registration fees and expenses    5,000
     Miscellaneous expenses                           3,746

                                    Total          $120,000

RECENT SALES OF UNREGISTERED SECURITIES

     From January 1999 through July 1999, the Registrants predecessor, Helpcity.com, LLC, issued 11,789,250 membership interests to three of its founders for services rendered. In July 1999, two of the founders returned 477,852 of the membership interests to treasury for cancellation. The issuances were exempt under Section 4(2) of the Securities Act of 1933.

     From January 1999 through March 2000, the Registrants predecessor, Helpcity.com, LLC, issued 4,206,384 membership interests for approximately $1,112,000 in cash to approximately 101 investors. Of the 4,206,384 membership interests issued, 359,100 membership interests were repurchased in fiscal 2000 and 2001 for approximately $84,400 by the Registrant as settlement of threatened litigation. The remaining 3,847,284 membership interests outstanding may not have been exempt under Section 4(2) of the Securities Act of 1933 and are the subject of the Registrants Rescission Offer being registered herein. No commissions were paid.

     From January 1999 through December 1999, the Registrants predecessor, Helpcity.com, LLC issued 331,071 membership interests to unrelated third parties for consulting services rendered valued at approximately $64,690 under the
Section 4(2) exemption of the Securities Act of 1933.  No commissions were paid.

     From September through December 1999, the Registrants predecessor, Helpcity.com, LLC issued 4,200 membership interests to two of its membership interest holders in lieu of interest payments owed to the membership interest holders valued at approximately $1,400. The issuances were exempt under Section 4(2) of the Securities Act of 1933.

     From November 1999 through December 1999, the Registrants predecessor, Helpcity.com, LLC, issued 20,850 membership interests to two of its employees for services rendered valued at approximately $3,475. The issuances were exempt under Section 4(2) of the Securities Act of 1933.

     From March 2000 through October 2000, the Registrants predecessor, Helpcity.com, LLC, issued 185,716 membership interests for approximately $72,386 to unrelated third parties for consulting services rendered under the Section 4(2) exemption of the Securities Act of 1933. No commissions were paid.

     In October 2000, the Registrants predecessor, HelpCity.com, LLC, issued 5,159,261 membership interests for $2,000,000 in cash to one accredited investor. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

     From October through December 2000, the Registrants predecessor, Helpcity.com, LLC, issued an aggregate of 70,000 membership interests to the Company's legal counsel, in consideration for legal services rendered valued at approximately $70,000. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

     In February 2000, the Registrants predecessor, Helpcity.com, LLC issued 1,200 membership interests to two of its membership interest holders in lieu of interest payments owed to the membership interest holders valued at approximately $1,200. The issuances were exempt under Section 4(2) of the Securities Act of 1933.

     From November 1999 through December 1999, the Registrants predecessor, Helpcity.com, LLC, issued 49,034 membership interests to four of its employees for services rendered valued at approximately $13,009. The issuances were exempt under Section 4(2) of the Securities Act of 1933.

     Effective December 31, 2000, the Registrant, HelpCity, Inc., a Nevada corporation (Registrant) issued 20,382,414 shares of its restricted common stock in exchange for all of the outstanding membership interests of HelpCity.com,LLC, a California Limited Liability Company in a business combination described as a reorganization. For accounting purposes, the reorganization has been treated as the reorganization of HelpCity.com, LLC into the Registrant. As part of the reorganization, the Registrant became the surviving entity. Immediately prior to the reorganization, the Registrant had zero shares of common stock outstanding. As part of the Registrants reorganization with HelpCity.com, LLC, Registrant issued 20,382,414 shares of its Common Stock to the membership interest holders of HelpCity.com, LLC in exchange for 20,382,414 membership interests of HelpCity.com, LLC. All of the issuances were exempt under Section 4(2) of the Securities Act of 1933.

EXHIBITS

     Exhibit No.      Description
     ----------       -----------

     *2               Reorganization Agreement dated December 31, 2000
     *3.1             Articles of Incorporation of HelpCity, Inc., filed
                      August 8, 2000
     *3.2             Bylaws of the Company
     *3.3             First Amendment to Bylaws of the Company
     5                Opinion of Cutler Law Group with respect to legality of
                      the securities of the Registrant begin registered
     *10.1            Lease Agreements
     *10.2            2001 Employee Stock Option Plan of HelpCity, Inc.
     *10.3            Exchange Agreement
     23.1             Consent of Corbin & Wertz
     23.3             Consent of Cutler Law Group (included in Exhibit 5)
     *24              Power of Attorney
     *99.1            Letter to Eligible Shareholders re: Rescission Offer
________________
* Previously filed.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities and Exchange of 1933 Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


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
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication such issue.

     (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on October 12, 2001.


                              HelpCity, Inc.



                              By:  /s/ David Wong
                                   --------------
                                   David Wong
                                   President and Chief Executive Officer


                                   /s/ Traci Wong
                                   --------------
                                   Traci Wong
                                   Vice President, Secretary and Treasurer


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